Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), is made as of August 30, 2005, by and among Ascension Capital Group, Ltd., a Texas limited partnership, with principal executive offices at 2201 E. Lamar Blvd., Suite 200, Arlington, Texas 76006 (“Seller”), Ascension Capital Management, L.L.C., a Texas limited liability company (the “General Partner”), The Erich M. Ramsey Trust (the “Ramsey Trust”), Erich M. Ramsey (“Ramsey”), Leonard R. Oszustowicz (“Oszustowicz”), Jeffrey J. Walter (“Walter,” and together with the General Partner, the Ramsey Trust, Ramsey and Oszustowicz, the “Partners”), on the one hand, and Encore Capital Group, Inc., a Delaware corporation, with principal executive offices at 8875 Aero Drive, San Diego, California 92123 (“Encore”), and Ascension Acquisition, LP, a Texas limited partnership (“Buyer”), an indirect wholly-owned subsidiary of Encore, on the other hand (Encore and Buyer are sometimes collectively referred to herein as the “Encore Parties”).

RECITALS

A. Seller is in the business of, among other things, servicing bankruptcy accounts, purchasing bankruptcy accounts and providing administrative services, and Seller has developed proprietary software, including “BKTrakker” and “LITTrakker” to license and support such activities.

B. Partners collectively hold or control all of the outstanding general partnership and the limited partnership interests of Seller.

C. Seller and Partners desire to sell to Buyer, and Buyer desires to purchase from Seller, the business and substantially all of the assets associated therewith, in exchange for certain consideration and the assumption of certain specified liabilities of Seller, in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements contained herein, and subject to the satisfaction of the conditions set forth herein, the parties agree as follows:

1.	DEFINED TERMS

The following capitalized terms shall have the meanings set forth as follows:

1.1 “Accounts” means all delinquent and bankruptcy accounts in Seller’s portfolio which are listed in the Computer File.

1.2 “Account Document” means, with respect to each Account, any application, purchase or other agreement, billing statement, notice, correspondence or other information in Seller’s possession that relates to an Account. An Account Document may include, without limitation, original documents or copies thereof, whether by photocopy, microfiche, microfilm or other reproduction process.

1.3 “Accounts Receivable” means all trade accounts receivable and other rights to payment from customers of Seller, whether billed or unbilled, including all trade accounts receivable representing amounts receivable in respect of services rendered to customers of Seller.

1.4 “Acquired Assets” has the meaning set forth in Section 2.1.1.

1.5 “Assumed Liabilities” has the meaning set forth in Section 2.1.2.

1.6 “Business” means managing secured and unsecured consumer credit obligations, accounts and receivables in bankruptcy, purchasing secured and unsecured consumer credit obligations in bankruptcy, building systems to purchase and manage secured and unsecured consumer credit obligations in bankruptcy, building systems to manage legal services in bankruptcy, managing legal services in bankruptcy matters, and providing bankruptcy tools and services to the consumer finance industry.

1.7 “Code” means the Internal Revenue Code of 1986, as amended.

1.8 “Computer File” means the computer file, tape, cartridge or disk or other electronic medium containing Account information.

1.9 “Contract” means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including, but not limited to, the Accounts, sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

1.10 “Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare (including any self-insured employee welfare benefit plans) or fringe benefits of any nature, but specifically excluding employment Contracts and severance arrangements with individual employees.

1.11 “Encumbrance” means any lien, security interest, pledge, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

1.12 “ERISA Affiliate” means, with respect to any person, any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with such person or (ii) which together with such person is treated as a single employer under Sections 414(b), (c), (m) and (o) of the Code.

1.13 “Excluded Assets” means those assets identified on Schedule 1.13 attached hereto.

1.14 “Excluded Liabilities” has the meaning set forth in Section 2.2.

1.15 “GAAP” means generally accepted accounting principles under United States accounting rules and regulations, consistently applied, provided that, in cases where such generally accepted accounting principles permit the use of two or more accounting policies (“Accepted Policies”) yielding different results, the preferred Accepted Policy under United States accounting rules and regulations shall be used.

1.16 “Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

1.17 “Hazardous Substances” means any substance, waste, contaminant, pollutant or material that has been determined by any United States federal government authority, or any state or local government authority having jurisdiction over Seller’s Real Property, to be capable of posing a risk of injury or damage to health, safety, property or the environment, including, but not limited to (a) all substances, wastes, contaminants, pollutants and materials defined or designated as hazardous, dangerous or toxic pursuant to any Law of any state in which any of Seller’s leased or owned Real Property is located or any United States Law, and (b) asbestos, polychlorinated biphenyls and petroleum.

1.18 “HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

1.19 “Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.

1.20 “Intangible” means any or all of the following and all rights in, arising out of, or associated therewith, whether registered or unregistered, as applicable: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisional, continuations and continuations in part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data, marketing lists, vendor lists, pricing information and customer lists, and all documentation relating to any of the foregoing; (iii) all works of authorship, copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, trade identity indicators, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor (including intent to use applications) throughout the world, including all associated goodwill; (vii) all databases and data collections and all rights therein throughout the world; (viii) all Software, including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (ix) any similar corresponding or equivalent intellectual property or other rights to any of the foregoing; and (x) all documentation related to any of the foregoing throughout the world.

1.21 “Judgment” means any order, writ, injunction, citation, award, decree or other judgment of any nature of any Governmental Authority or arbitration tribunal.

1.22 “Knowledge” means, with respect to any natural Person, the knowledge that such Person actually has or reasonably ought to have, and with respect to any Person, the knowledge that the executive officers of such Person actually have or reasonably ought to have in the ordinary course of performing their duties.

1.23 “Law” means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, rule or regulation.

1.24 “Material Adverse Effect” means any change, event or effect that, individually or in the aggregate, is materially adverse to the financial condition, financial performance or business prospects of (a) the Business; (b) any of the Acquired Assets; or (c) any of the assets of third parties that are used in the Business and which are not readily replaceable, as well as any change, event or effect that, individually or in the aggregate, materially increases Seller’s Obligations under any of the Assumed Liabilities.

1.25 “MicroSage Agreement” means that certain Agreement dated May 20, 2004 by and between Ascension Capital Group, Ltd., MicroSage, Inc., and Mike Loeckle, as amended by that certain First Amendment dated as of July 28, 2005 and any subsequent amendments thereto.

1.26 “Obligation” means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

1.27 “Original Purchase Agreement” means each of the purchase agreements listed on Schedule 1.27, pursuant to which Seller purchased any Accounts.

1.28 “Permit” means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any foreign, federal, state or local governmental body, administrative agency or regulatory authority.

1.29 “Person” means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority or other entity of any nature.

1.30 “Proceeding” means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing or other proceeding of any nature.

1.31 “Real Property” means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including, but not limited to, easements, covenants, water rights, sewer rights and utility rights.

1.32 “Related Agreements” shall have the meaning set forth in Section 4.1.

1.33 “Software” means any computer program, operating system, applications system, firmware or software of any nature, including any prior versions or releases thereof, whether operational, under development or inactive, including all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature (including, without limitation, the “BKTrakker,” “PJV Software,” “Web Objects” and “LITTrakker” software) other than “shrink wrap” software.

1.34 “Tangible Property” means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

1.35 “Tax” means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

2.	THE TRANSACTION

2.1 Sale and Purchase of Acquired Assets. On the Closing Date (as defined in Section 11.1), effective to the fullest extent possible at 5:00 p.m. (California time) on the Closing Date, and subject to the other terms and conditions of this Agreement, Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase, all right, title and interest in and to the Acquired Assets (as defined in Section 2.1.1), free and clear of all Encumbrances other than the Assumed Liabilities and those Encumbrances set forth on Schedule 4.6, and Seller shall assign to Buyer, and Buyer shall assume, the Assumed Liabilities.

2.1.1 Acquired Assets. The “Acquired Assets” means all assets of Seller other than the Excluded Assets, including, without limitation, all assets used by Seller in or for the Business, wherever located and whether or not reflected on Seller’s books and records, including, but not limited to, the following assets:

(a) All of Seller’s Accounts Receivable and all other current assets of Seller, including, but not limited to, prepaid expenses, security deposits, rent escrows, and other prepayments, deposits and escrows.

(b) All of Seller’s Tangible Property and Software including, without limitation, the “BKTrakker,” “LITTrakker,” “PJV Software,” and “Web Objects” software, and Intangibles including, but not limited to, all rights in and to the name “Ascension” and all derivations thereof.

(c) All rights of Seller under its Material Contracts (as defined in Section 4.14) and Employee Benefit Plans; provided, however, that with respect to any such Material Contract or Employee Benefit Plan requiring a consent to transfer, which consent cannot be obtained prior to Closing, Seller shall use its reasonable best efforts to deliver to Buyer as soon as possible after the Closing such consent along with the rights under any such Material Contracts, and the personnel records of Continuing Employees to the extent permissible by law.

(d) All of Seller’s rights under any noncompetition, nondisclosure or other restrictive covenant made for the benefit of Seller or its affiliates (or any of their respective predecessors) in any Contract with current or former employees of Seller, regardless of whether any such current employee accepts Buyer’s offer pursuant to Section 2.3.

(e) All transferable rights under all of Seller’s Permits granted or issued to Seller or otherwise held by Seller relating to or for the benefit of Seller.

(f) All of Seller’s Real Property, whether owned or leased.

(g) All of Seller’s rights with respect to telephone numbers, telephone directory listings and advertisements, and all of Seller’s goodwill.

(h) All of Seller’s customer lists, prospect lists, supplier lists, data bases, computer media, sales and marketing materials, invoices, correspondence, files, books and records relating to the Acquired Assets or the Business.

(i) All of Seller’s claims, causes of action and other legal rights and remedies, whether or not known as of the Closing Date, relating to Seller’s ownership of the Acquired Assets and/or the operation of the Business.

(j) All of Seller’s Accounts.

(k) The Computer File and all Account Documents relating to Seller’s Accounts.

(l) All of Seller’s claims, causes of action, Contract rights, powers and remedies and other legal rights and remedies, whether or not known as of the Closing Date, arising under all of Seller’s Contracts, including the Original Purchase Agreements, and all indemnification rights under such Contracts.

2.1.2 Assumed Liabilities. Buyer shall assume and pay, perform and discharge only the following liabilities of Seller and not any of the Excluded Liabilities (as defined in Section 2.2), solely to the extent such liabilities accrue or arise from and after the Closing, in accordance with the respective terms and subject to the respective conditions thereof (collectively, the “Assumed Liabilities”):

(a) The Obligations of Seller under those Material Contracts (as defined in Section 4.14) to which a Seller is a party but only to the extent that such liabilities are not due to any material breach or default by Seller under any such Material Contract.

(b) The Obligations of Seller arising under or related to the Original Purchase Agreements, provided that the incurrence or existence of any such Obligation is not the result of a breach, failure, or default of Seller under, any representation, warranty, covenant or other provision of the Original Purchase Agreements; provided further that Buyer assumes the Obligations under the Original Purchase Agreements only to the extent that such Obligations arise in connection with the performance or non-performance of the Original Purchase Agreements from and after the Closing Date.

(c) All trade accounts payable that arose in the ordinary course of business and that are included as a current liability on Seller’s books and records as consistently maintained as of the Closing Date other than those accounts payable for which the original payment due date is past, unless such accounts are listed on Schedule 2.1.2(c).

(d) Any Obligation of Seller described on Schedule 2.1.2(d).

2.2 Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume, and shall have no liability for, any Obligations of Seller (the “Excluded Liabilities”). All Obligations of Seller other than the Assumed Liabilities shall remain the sole responsibility of Seller.

2.3 Seller’s Employees. Subject to the condition that the Closing occurs, Buyer shall offer to employ, immediately following the Closing Date, each of the employees of Seller on terms and with employee benefits that are not materially less favorable to such employee than such employee currently enjoys as an employee of Seller. Each offer of employment shall be made on the Closing Date as soon as reasonably possible after the Closing. Effective upon, and subject to, the Closing, Seller shall terminate the employment of each employee of Seller. Schedule 2.3 lists the name of each employee of Seller and indicates for each such employee the full-time, part-time or temporary status, annual salary, any other compensation payable (including compensation payable pursuant to bonus, incentive, deferred compensation or commission arrangements), vacation and severance benefits, date of employment and position. The employment of each employee of Seller who accepts Buyer’s offer of employment (each, a “Continuing Employee”) will be on an “at will” basis and will be on terms and conditions including benefits comparable to those set forth on Schedule 2.3 for such Continuing Employee, other than Ramsey, Oszustowicz, Walter and Caruso, who will be offered employment contracts. Seller shall terminate the Contracts of employment with each of Oszustowicz and Walter effective at or prior to the Closing. Buyer does not assume, and Seller shall be fully responsible for the payment of, any severance or other benefits related to or payable upon the termination of any of Seller’s employees including, without limitation, any Continuing Employee who fails to accept Buyer’s employment offer. Seller shall cooperate with Buyer’s efforts to employ and retain the employees of Seller. To the extent legally permissible, within thirty (30) days of the Closing Date, Seller shall provide to Buyer accurate and complete copies of the personnel records of Seller’s employees who are Continuing Employees. Seller shall be responsible for compliance with all Laws related to the termination by Seller of Seller’s employees. Nothing in this Agreement will be construed to create a right in any Continuing Employee to initial or continued employment with Buyer. Any employment offered by Buyer to any Continuing Employee, other than Ramsey, Oszustowicz, Walter and

Caruso, shall be “at will” and may be terminated by Buyer or by such Continuing Employee at any time for any reason (subject to any written commitments to the contrary made by Buyer and applicable Law). Buyer shall have complete responsibility for any Obligation arising out of or related to the termination of any Continuing Employee. Seller shall give any notices required by Law and take whatever other actions with respect to the Seller’s Employee Benefit Plans as may be necessary to carry out the terms and conditions of this Section 2.3. Seller shall provide Buyer with completed INS Forms I-9 and attachments with respect to each Continuing Employee who accepts Buyer’s offer of employment, except for such Continuing Employees as Seller certifies in writing to Buyer are exempt from such requirement. Seller acknowledges that, after the Closing, Buyer shall be responsible for all decisions regarding the employment and termination of Continuing Employees at Buyer’s cost, expense and liability as Buyer in its sole discretion shall deem to be in the best interests of Buyer. Buyer shall adopt Seller’s Employee Benefit Plans set forth on Schedule 4.16 as provided in Section 12.5 of this Agreement.

3.	PURCHASE PRICE

3.1 Purchase Price. On the terms and subject to the conditions of this Agreement, Buyer shall pay to Seller Twenty-One Million, Eight Hundred Six Thousand, Nine Hundred Fifty-Eight and No/100 Dollars ($21,806,958.00) (the “Purchase Price”), payable as follows. At the Closing, Buyer shall: (a) pay Thirteen Million Two Hundred Seventy-One Thousand, Nine Hundred Fifty-Eight and No/100 Dollars ($13,271,958.00) by wire transfer of immediately available funds, in such amounts and directed to those Persons set forth on the payoff schedule identified on Schedule 3.1; (b) deposit Two Million Five Hundred Thirty-Five Thousand and No/100 Dollars ($2,535,000.00) (the “Indemnity Escrow Amount”) in escrow pursuant to Section 3.2.1, (c) deposit Two Million and No/100 Dollars ($2,000,000.00) (the “Retention Escrow Amount”) in escrow pursuant to Section 3.2.2; and (d) issue to Seller the number of shares of unregistered Encore common stock (the “Encore Common Stock”) that is equal to Four Million and No/100 Dollars ($4,000,000.00) divided by the average of the closing sale price of one share of Encore Common Stock on the NASDAQ National Market for each of the ten (10) trading days ending on and including the third trading day prior to the Closing Date. Seller shall provide Buyer with written wire transfer instructions for the payment of the Purchase Price, or shall update Schedule 3.1 to include such instructions, at least forty-eight (48) hours prior to the Closing Date. Buyer shall assume the Assumed Liabilities pursuant to an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit 3.1 (the “Assumption Agreement”).

3.2 Escrow.

3.2.1 Indemnity Escrow Amount. Buyer shall deposit the Indemnity Escrow Amount with an escrow agent mutually acceptable to Buyer and Seller (the “Escrow Agent”) to secure Seller’s obligation to pay any amounts to which Buyer is entitled pursuant to the indemnification provisions set forth in Section 14 of this Agreement. The Escrow Agent shall hold the Indemnity Escrow Amount in an interest bearing account pursuant to the terms and conditions of an escrow agreement in substantially the form attached hereto as Exhibit 3.2.1 (the “Indemnity Escrow Agreement”). The Indemnity Escrow Agreement shall provide for, among other things: (a) the payment of all or a portion of the Indemnity Escrow Amount to Buyer to the extent Buyer is entitled to indemnification pursuant to Section 14; (b) promptly following the first anniversary of the Closing Date, the release to Seller of Eight Hundred Forty Five Thousand and No/100 Dollars ($845,000.00) (plus a specified portion of the earnings on the Indemnity Escrow Amount), minus any amounts paid to Buyer from the Indemnity Escrow Amount and minus any unsatisfied claims under Section 14 pending against the Indemnity Escrow Amount at such time (the Indemnity Escrow Amount so released, the “Released Indemnity Escrow Amount”); and (c) that the Indemnity Escrow Amount (plus a specified portion of the earnings on the Indemnity Escrow Amount), minus (i) any Released Indemnity Escrow Amount; (ii) any amounts paid to Buyer from the Indemnity Escrow Amount; and (iii) any unsatisfied claims under Section 14 pending against the Indemnity Escrow Amount at such time, will be held by the Escrow Agent until the second (2nd) annual anniversary of the Closing Date, at which time the balance net of such paid amounts and net of amounts reserved for payment of unsatisfied pending claims will be released to Seller. Any amounts paid to Buyer from the Indemnity Escrow Amount pursuant to the indemnification provisions of Section 14 shall be treated as an adjustment to the Purchase Price. The cost and expense of the Escrow Agent shall be borne by Buyer, except to the extent provided in Sections 6 and 10 of the Indemnity Escrow Agreement with respect to fees and expenses of counsel to the Escrow Agent and investment fees or charges relating to the escrow fund.

3.2.2 Retention Escrow Amount. Buyer shall deposit the Retention Escrow Amount with the Escrow Agent. The cost and expense of the Escrow Agent shall be borne by Buyer, except to the extent provided in Sections 6 and 10 of the Retention Escrow Agreement (as defined below) with respect to fees and expenses of counsel to the Escrow Agent and investment fees or charges relating to the escrow fund. The Escrow Agent shall hold the Retention Escrow Amount in an interest bearing account or other permitted investments pursuant to the terms and conditions of an escrow agreement in substantially the form attached hereto as Exhibit 3.2.2 (the “Retention Escrow Agreement”). The Retention Escrow Agreement shall provide for, among other things: (a) specified disbursements to Seller on each of the first, second and third anniversaries of the Closing Date, subject to the condition that Ramsey remain employed by Buyer; and (b) specified disbursements to Buyer, in the event that Ramsey’s employment is terminated by Buyer for “Cause” or Ramsey terminates his employment with Buyer for any reason other than “Good Reason” prior to the three year anniversary of the Closing Date. For purposes of the immediately preceding sentence only, “Cause” shall be defined as: (a) commission of any act of fraud; (b) commission of a crime constituting a felony; or (c) commission of any act of willful misconduct involving moral turpitude by Ramsey in the course of Ramsey’s employment; and “Good Reason” shall be defined as: (a) a breach by Buyer of any material provision of Ramsey’s Employment Agreement with Buyer that continues for thirty days after Buyer receives written notice from Ramsey describing the breach; (b) a material reduction or alteration in the nature or scope of Ramsey’s authority, duties, powers, functions, or responsibilities such that they are no longer consistent or comparable to those previously performed by Ramsey for Buyer, unless such reduction or alteration shall have been expressly consented to in writing by Ramsey before such reduction or alteration occurs; (c) any reduction in Ramsey’s compensation or salary below the level of such compensation or salary held by Ramsey at the time of such reduction, unless expressly consented to in writing by Ramsey before such reduction occurs; (d) any reduction in Ramsey’s benefits below the level of benefits offered by Buyer to employees having a similar position and title and comparable tenure, unless expressly consented to in writing by Ramsey before such reduction occurs; (e) any failure by Buyer to pay Ramsey’s compensation, salary, or benefits, where such failure continues for thirty days after Buyer receives Ramsey’s written notice describing such failure, provided, however, that Ramsey shall be under no obligation to provide such written notice more than twice in any one calendar year, after which any subsequent failure to pay shall immediately constitute Good Reason; or (f) any request or attempt by Buyer to relocate Ramsey’s principal place of business or office location outside the greater Dallas-Fort Worth metropolitan area, unless Ramsey expressly consents in writing to such relocation. The parties agree that upon receipt of a Trigger Event Notice or a Termination Event Notice, as those terms are defined in the Retention Escrow Agreement, the party who has received the notice shall be entitled to petition an arbitrator pursuant to the provisions of Section 15.17 of this Agreement for a declaration that a Trigger Event or Termination Event has not occurred.

3.3 Working Capital Adjustment

3.3.1 Estimated Closing Working Capital. Set forth on Schedule 3.3.1 is an estimate of the working capital of the Acquired Assets and the Assumed Liabilities at Closing, which amount shall be mutually agreed to by Seller and Buyer prior to the Closing Date (the “Estimated Working Capital”).

3.3.2 Determination of Actual Closing Working Capital. Buyer shall determine the actual working capital of the Acquired Assets and the Assumed Liabilities at Closing (the “Actual Closing Working Capital”) within ninety days following the Closing Date. Buyer shall use actual amounts of each component of working capital as of the Closing Date on the same basis and applying the same accounting principles, policies and practices agreed to by Seller and Buyer in preparing the Estimated Working Capital, with any agreed upon treatment of those items of liabilities and assets used in the calculation of Estimated Working Capital as set forth on Schedule 3.3.1. Buyer shall notify Seller of its determination of the Actual Closing Working Capital within ninety days of the Closing Date.

3.3.3 Payment of Adjustment Amount. If the Actual Closing Working Capital is greater than negative $2,499,642.00, then Buyer shall pay Seller the amount that Actual Closing Working Capital is greater than negative $2,499,642.00. As one example, if Actual Closing Working Capital were negative $2,299,642.00, then Buyer would pay Seller $200,000.00. If the Actual Closing Working Capital is less than negative $2,599,642.00, then Seller shall pay Buyer the amount that Actual Closing Working Capital is greater than negative $2,599,642.00. As one example, if Actual Closing Working Capital were negative $2,799,642.00, then Seller would pay Buyer $200,000.00. The payment by Buyer or Seller, if any, pursuant to this Section 3.3.3 shall be referred to as the “Final Adjustment Amount.” The Final Adjustment Amount shall be paid within three (3) business days following the determination of the Actual Closing Working Capital by wire transfer in immediately available funds in accordance with the instructions of the receiving party, subject to the provisions of Section 3.3.4 below.

3.3.4 Procedure for Objection to Determination of Actual Closing Working Capital.

(a) If Seller does not deliver written notice to Buyer of its objection (the “Objection Notice”) to the Actual Closing Working Capital calculation within thirty (30) days of Seller’s receipt of the Actual Closing Working Capital calculation (the “Objection Period”), the Actual Closing Working Capital calculated by Buyer shall be binding and conclusive on Seller and Buyer and shall be used in computing the Final Adjustment Amount. Upon receipt of the Actual Closing Working Capital as calculated by Buyer, Seller may deliver written notice to Buyer that it concurs with the calculation at which time it shall be binding and conclusive on Seller and Buyer and shall be used in computing the Final Adjustment Amount.

(b) If Seller delivers the Objection Notice to Buyer stating the basis of Seller’s objection within the Objection Period and Buyer and Seller fail to resolve the issues outstanding with respect to the calculation of the Actual Closing Working Capital within thirty (30) days of Buyer’s receipt of the Objection Notice, Buyer and Seller shall submit the issues remaining in dispute to a nationally recognized accounting firm (other than the auditors used by Encore or Seller within the three (3)-year period preceding the dispute) selected by Buyer and Seller (the “Arbitrator”), which Arbitrator shall be instructed to arbitrate such dispute and resolve the disputed issues applying the same accounting principles, policies and practices used by Buyer in preparing the Estimated Working Capital. Buyer and Seller shall furnish or cause to be furnished to the Arbitrator such work papers and other documents and information relating to the disputed issues as the Arbitrator may request and are available to that party or its agents and shall be afforded the opportunity to present to the Arbitrator any material relating to the disputed issues and to discuss the issues with the Arbitrator. The Arbitrator’s review shall be limited to the objections made in the Objection Notice and Buyer’s responses thereto. The Actual Closing Working Capital amount as finalized by the Arbitrator shall be deemed final and conclusive with respect to the Actual Closing Working Capital and shall be binding on Seller and Buyer for such purposes. If the calculation of Actual Closing Working Capital determined by the Arbitrator does not exceed the amount initially proposed by Buyer by more than 10%, the fees and expenses of the Arbitrator shall be paid by Seller; if such calculation exceeds the amount proposed by Buyer by more than 50%, the fees and expenses of the Arbitrator shall be paid by Buyer; if such calculation falls somewhere in between the foregoing amounts the fees and expenses of the Arbitrator shall be borne equally by Buyer and Seller. The Arbitrator shall determine the issues in dispute and deliver its written determination to Seller and Buyer within thirty (30) days of the submission of the disputed issues to the Arbitrator. The Arbitrator’s determination of the disputed issues shall be final, binding and conclusive on Buyer, Seller and the Partners, shall not be appealable, and shall be used in the calculation of the Final Adjustment Amount.

4.	REPRESENTATIONS OF SELLER AND PARTNERS

As of the date hereof and as of the Closing Date, Seller and each Partner represents and warrants to and for the benefit of Buyer as follows:

4.1 Organization. Seller is a limited partnership duly organized and validly existing under the Laws of its jurisdiction of organization. Seller possesses the full power and authority to own the Acquired Assets, conduct the Business as and where presently conducted, and enter into and perform this Agreement and the Assumption Agreement and all other agreements and documents contemplated by this Agreement (the “Related Agreements”) to which Seller is a party. Seller is duly qualified to do business in Texas and Seller is not required to be qualified in any other jurisdiction except where the failure to be so qualified would not have, and could not be reasonably be expected to have, a Material Adverse Effect. Schedule 4.1 states: (a) Seller’s exact legal name; and (b) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time. Accurate and complete copies of Seller’s articles or certificate of organization, operating agreement and other organization and related documents, each as amended to date, have been delivered to Buyer. Schedule 4.1 is an accurate and complete list of the authorized, issued and outstanding general partnership and limited partnership interests and the names of all of the managers, directors and officers of the general partner of Seller, as applicable. Except for the general partnership and limited partnership interests listed on Schedule 4.1, there are no other issued or outstanding interests in Seller. All of the issued and outstanding general partnership interests and limited partnership interests have been duly authorized and validly issued, with no liability attaching to the ownership thereof. There are no outstanding options, puts, calls, warrants, subscriptions, appreciation rights, phantom stock, or other Contracts relating to the offering, sale, issuance, redemption or disposition of any interests or other securities in Seller. Seller does not own any securities of any corporation or any other interest in any Person, except as set forth on Schedule 4.1.

4.2 Effect of Agreement. The execution, delivery and performance of this Agreement and the Related Agreements by Seller and the consummation by Seller of the transactions contemplated hereby and thereby: (a) have been, or shall have been by the Closing Date, duly authorized by all necessary actions by its partners; (b) do not constitute a violation of or a default under the certificate of limited partnership or other organizational documents of Seller; (c) except as set forth on Schedule 4.2, do not constitute a default or breach of (immediately after the giving of notice, passage of time or both), or termination of any material Contract to which Seller is a party or by which Seller is bound; (d) do not constitute a violation of any Law applicable to Seller or the Acquired Assets except where the failure to comply would not have a Material Adverse Effect; (e) except as stated on Schedule 4.2, do not require the consent of any Person; (f) except as set forth on Schedule 4.2, do not accelerate or otherwise modify any material Obligation of Seller; and (g) do not result in the creation of any Encumbrance upon, or give to any other Person any interest in, any of the Acquired Assets. Except as set forth in Schedule 4.2, there exist no rights of first refusal or other preemptive rights with respect to the Business or the Acquired Assets. This Agreement and the Related Agreements to which Seller is a party constitute the valid and legally binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 Financial and Corporate Records. Seller’s books and records are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP and, except as set forth on Schedule 4.3, are accurate and complete in all material respects.

4.4 Compliance with Law. The operation of the Business and Seller’s ownership, possession and use of the Acquired Assets comply with all Laws applicable to Seller, the Business and Acquired Assets or Obligations, except where the failure to comply would not have a Material Adverse Effect on Seller. Except as set forth on Schedule 4.4, Seller has obtained and holds all Permits required for the lawful operation of the Business as and where the Business is presently conducted, except where the failure to obtain and maintain such Permits would not have a Material Adverse Effect. All material Permits relating to the Business held by Seller are listed on Schedule 4.4.

4.5 Financial Statements. Schedule 4.5 includes accurate and complete copies of the audited balance sheet and statements of income, equity, cash flows and notes thereto of Seller as of and for the fiscal years ended December 31, 2003 and December 31, 2004 (the “Financial Statements”), as well as the unaudited balance sheet and statements of income, equity and cash flows of Seller as of and for the period ended June 30, 2005 (the “Interim Financial Statements”). The Financial Statements were prepared in accordance with GAAP and present fairly in all material respects the financial condition, results of operations and cash flows of Seller as of such dates and for such periods. The Interim Financial Statements were prepared in accordance with GAAP (except for the absence of footnote disclosures and as disclosed in Schedule 4.3), and reflect all adjustments that are necessary for a fair presentation thereof (consisting only of normal recurring adjustments).

4.6 Acquired Assets. Seller has provided to Buyer detailed lists of the Acquired Assets. Except as set forth on Schedule 4.6, Seller has good and marketable title to all of the Acquired Assets and has the right to transfer all right, title and interest in the Acquired Assets to Buyer, free and clear of any Encumbrance. Except for the Acquired Assets, no other assets are necessary to operate the Business.

4.7 Seller’s Obligations. All amounts due to customers for collections made by Seller as of the date hereof or due to customers prior to the Closing Date have been or will be remitted to the proper customers or have been deposited in the appropriate customer account maintained by Seller in the ordinary course of business consistent with past practices.

4.8 Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.8, Seller has not incurred, and neither the Acquired Assets nor Seller is subject to, any material Obligations (whether accrued, absolute, contingent or otherwise including, without limitation accrued but not yet payable Tax liabilities) which are not shown or reflected on the Financial Statements, the Interim Financial Statements, or that would be required to be reflected on Seller’s Interim Financial Statements if prepared as of the Closing Date.

4.9 Operations Since December 31, 2004. Except as set forth on Schedule 4.9, from December 31, 2004 and as of the date of this Agreement, Seller has conducted its business in the ordinary course consistent with past practice and:

4.9.1 Except as reflected on the Interim Financial Statements, Seller has not (a) created or assumed any material Encumbrance upon any of the Acquired Assets; (b) incurred any material Obligation; (c) made any material loan or advance to any Person; (d) assumed, guaranteed or otherwise become liable for any material Obligation of any Person; (e) committed for any material capital expenditure; (f) purchased, leased, sold, abandoned or otherwise acquired or disposed of any material part of the Acquired Assets; (g) waived any material right or canceled any material debt or claim; (h) assumed or entered into any material Contract; (i) materially increased, or authorized such an increase in, the compensation or benefits paid or provided to any of its directors, officers, employees, salesmen, agents or representatives; (j) accelerated any closings of Chapter 7 bankruptcy cases; or (k) done anything else of a material nature outside the ordinary course of business, whether or not specifically described in any of the foregoing clauses. For the purposes of subparts (a) through (k) stated in this subsection, no topic of such subpart shall be considered material until the same shall involve an amount exceeding $30,000.00 in any single case or $100,000.00 in the aggregate.

4.9.2 There has been no Material Adverse Effect affecting Seller or the Acquired Assets or the financial condition of Seller.

4.10 Accounts Receivable. All of Seller’s Accounts Receivable arose in the ordinary course of business and are proper and valid accounts receivable. The reserves for doubtful accounts reflected in the Interim Financial Statements are adequate. Seller has no Knowledge of any reason why Seller’s Accounts Receivables, less reserved amounts, are not collectible in full in the ordinary course of business. There are no material (individually or in the aggregate) refunds, discounts, rights of setoff or assignment affecting any such Accounts Receivable that are not reflected on the Financial Statements. Proper amounts of deferred revenues appear on Seller’s books and records, in accordance with GAAP.

4.11 Tangible Property. Except as set forth on Schedule 4.6, Seller has good and valid title to all of its Tangible Property, free and clear of any Encumbrances. Except as set forth on Schedule 4.11, all of Seller’s Tangible Property is located at the Facilities (as defined in Section 4.12), and Seller has the full and unqualified right to require the immediate return of any of its Tangible Property that is not located at the Facilities. All Tangible Property used by Seller is in good condition, ordinary wear and tear excepted, and is sufficient for the operation of the Business as presently conducted.

4.12 Real Property. Seller owns no Real Property. Schedule 4.12 lists all Real Property leased by Seller (the “Facilities”), showing location, rental cost, landlord, square footage and lease expiration date of each respective leased Real Property, together with details of any security deposit and other prepaid amounts owing in respect of each Real Property lease. To Seller’s Knowledge, the Real Property is not subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations on use of any nature, except for zoning laws and other land use restrictions, which would prohibit the operation of Seller’s Business as presently conducted. Seller has heretofore delivered or made available to Buyer true, correct and complete copies of all Real Property leases, including all modifications, amendments and supplements thereto. Each Real Property lease is valid, binding and in full force and effect, and, except as set forth on Schedule 4.12, as of the Closing all amounts currently owing pursuant to the Real Property leases will have been paid in full. Seller is not in default or breach in any material respect under any Real Property lease and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any material event of default thereunder. Seller has not received notice of, nor has there been any, threatened default by any landlord under any Real Property lease. All required consents, approvals or authorization of, filing with, or notice to, any party to any Real Property Lease in connection with the transactions contemplated by this Agreement have been completed. All of the land, buildings, structures, plants, facilities and other improvements used by Seller in the conduct of its business are included in the Real Property set forth on Schedule 4.12. All Facilities under lease by Seller are in good condition, ordinary wear and tear excepted, and are sufficient for the current operations of the Business. No Facilities, nor the occupancy, maintenance or use thereof, is in violation of, or breach or default under, any Contract to which Seller is a party or to the Knowledge of Seller any Law, and no notice from any lessor, governmental body or other Person has been received by Seller claiming any violation of, or breach or default under, any Contract to which Seller is a party or Law, or requiring or calling attention to the need for any work, repairs, construction, alternation or installations. Seller has not placed or caused to be placed any Hazardous Substances on or under any of the Facilities, except in accordance with applicable laws governing the use, handling, storage or disposal of Hazardous Substances.

4.13 Intellectual Property. Schedule 4.13 is an accurate and complete list and description of (1) all Intangibles required to operate the Business that are owned, marketed, licensed, used, under development, or otherwise possessed by Seller, and (2) all Software required to operate the Business that is owned, marketed, licensed, used, under development, or otherwise possessed by Seller that is (i) customized, (ii) not readily available from another source, or (iii) the cost to license of which is over $10,000 per year. Seller agrees to provide all Software and Intangibles required to operate the Business to Buyer; however, Seller cannot confirm that Schedule 4.13 includes all inventions, invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data, marketing lists, vendor lists, pricing information, customer lists, works of authorship, copyrights, all mask works, industrial designs, trade identity indicators, all databases, database collections, source code, object code, firmware, development tools, files, records, data, computer program, operating system, application system, technical manuals, user manuals, or any equivalent intangibles and Seller’s failure to list such items shall not constitute a breach of the Agreement. Except as otherwise provided on Schedule 4.13, Seller has good and valid title to all Software and Intangibles listed on Schedule 4.13, and has the full legally-enforceable right to use the Software to operate the business of Seller, to transfer to Buyer all of Seller’s Software and Intangibles, listed on Schedule 4.13, free and clear of any Encumbrance (except for any royalty requirements in the MicroSage Agreement). Except as disclosed on Schedule 4.13, Seller does not have any Software or other Intangibles in escrow or any obligation to escrow the Software. Except as disclosed on Schedule 4.13, the Software listed thereon is the original work of authorship created by the Seller and none of the Software contains any source code or portions of source code (including any “canned program” or “free-ware”) created by any party other than the Sellers. Except as disclosed on Schedule 4.13, the Software does not use, embed or incorporate any computer software or programs that are subject to any “open source,” “copy left” or other similar type of license term and the Software is not subject to any such license. Seller acknowledges that LITTrakker includes certain open source code that has not yet been used by a third party. Seller represents and warrants that such open source code may be easily replaced, without any adverse effects on LITTrakker, with commercially available code that may be licensed for less than $1,000 per year. To Seller’s Knowledge, none of Seller’s Software or Intangibles listed on Schedule 4.13, or Seller’s past or current uses of such Software or Intangibles has violated or infringed upon, or is violating or infringing upon, any Software or other Intangible of any Person. To Seller’s Knowledge, no Person is violating, misappropriating or infringing upon, or has violated, misappropriated or infringed upon at any time, any of Seller’s Software or Intangibles listed on Schedule 4.13. Except as set forth on Schedule 4.13, none of Seller’s Software or Intangibles listed on Schedule 4.13 is owned by or registered in the name of any current or former partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor of Seller nor does any such Person have any interest therein or right thereto, including but not limited to the right to royalty payments, except as set forth on Schedule 4.13. Except as set forth on Schedule 4.13, Seller owns no other Software or Intangible. Except as set forth on Schedule 4.13, Seller has not granted to any other Person any licenses in the Software or Intangibles of the Seller. Set forth on Schedule 4.13 is a list of each of Seller’s registered and unregistered trademarks.

4.14 Material Contracts. For the purposes of this Agreement, “Material Contracts” means all of the material Contracts to which Seller is a party or by which Seller is bound, excluding Contracts which constitute Employee Benefit Plans listed on Schedule 4.16, oral Contracts with employees for “at will” employment, Contracts that constitute Insurance Policies listed on Schedule 4.20, this Agreement, and all Related Agreements entered into or to be entered into between Seller and Buyer, or among Seller, Buyer and other parties in connection herewith. Each of the Material Contracts constitutes a valid and binding obligation of Seller and each other party thereto, is in full force and effect and is enforceable against Seller and each other party thereto in accordance with its terms, subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding at equity or at law), and except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors’ rights. Set forth on Schedule 4.14 is an accurate and complete list of all Material Contracts. Except as set forth on Schedule 4.14, with respect to each of the Material Contracts, Seller is not in default thereunder in any material respect nor would be in default thereunder in any material respect with the passage of time, the giving of notice or both. Except as set forth on Schedule 4.14, to Seller’s Knowledge, none of the other parties to any Material Contract is in default thereunder in any material respect or would be in default thereunder with the passage of time, the giving of notice or both. Except as set forth on Schedule 4.14, Seller has not given or received any notice of default or notice of termination with respect to any Material Contract. The Material Contracts are all the material Contracts necessary and sufficient to operate the Business as currently operated. Except as set forth on Schedule 4.14, there are no currently outstanding proposals or offers submitted by Seller to any customer, prospect, supplier or other Person which, if accepted, would result in a legally binding Contract of Seller.

4.15 Employees and Independent Contractors. Except as limited by any employment Contracts listed on Schedule 4.15 and except for any limitations of general application which may be imposed under applicable employment Laws, Seller has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its at will independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with Seller’s disclosed severance pay policy. Seller is in full compliance with all Laws respecting employment practices, except where the failure to so comply would not have a Material Adverse Effect on Seller. Seller has not been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of Seller. Seller has not experienced any labor problem that was or is material to the Business. Seller’s relations with its employees are currently on a good and normal basis. Except as set forth on Schedule 4.15, the employees identified on Schedule 2.3 are all of the employees necessary to conduct the Business. Except as indicated on Schedule 4.15, no Partner, and no officer or manager of the general partner of Seller has indicated to Seller an intention to terminate his or her employment with Seller. Seller has not had an “employment loss” within the meaning of the Workers’ Adjustment and Retraining Notification Act and the regulations thereunder.

4.16 Employee Benefit Plans.

4.16.1 Schedule 4.16 sets forth a true and complete list of (i) each “employee pension benefit plan” as defined in Section 3(2) of ERISA, (ii) each “employee welfare benefit plan” as defined in Section 3(1) of ERISA, and (iii) each employment consulting, engagement, retainer or golden parachute agreement or arrangement, employment bonus or other incentive compensation, stock option, stock purchase, stock or other equity-related award, restricted stock, phantom stock, deferred compensation, profit-sharing, severance pay, change in control, retention, salary continuation, sick leave, vacation pay, leave of absence, paid time off, loan, educational assistance, legal assistance, and other material fringe benefit plan, program, agreement or arrangement, in each case which is sponsored, maintained or contributed to by the Seller or any ERISA Affiliate, or under which Seller or any ERISA Affiliate otherwise has liability, for the benefit of any current or former employee or director of the Seller (and any eligible dependent and beneficiary thereof) (collectively, the “Employee Benefit Plans”). Except as set forth on a separate Schedule 4.16.1, neither Seller nor any ERISA Affiliate has outstanding or is a party to or subject to any liability under any agreement, arrangement, plan or policy subject to or entitled to grandfathered treatment under Code Section 409A and the regulations and other guidance issued thereunder. With respect to each Employee Benefit Plan, complete and accurate copies of the following documents (if applicable), to the extent requested by Buyer, have been made available to Buyer or its counsel or have been offered to be so made available: (i) the most recent plan document constituting the Employee Benefit Plan and all amendments thereto, and any related trust documents; (ii) the most recent summary plan description and all related summaries of material modifications; (iii) the Form 5500 and attached schedules filed with the Internal Revenue Service (“IRS”) for the past three (3) plan years; (iv) the financial statements for the past three (3) fiscal years; (v) the most recent IRS determination letter; and (vi) all trust agreements, plan contracts with service providers or with insurers providing benefits to participants or liability insurance for fiduciaries or bonding. Except as set forth on Schedule 4.16.1, the Seller has no unwritten or undocumented Employee Benefit Plans.

4.16.2 The Seller has performed and complied in all material respects with all of its obligations under or with respect to the Employee Benefit Plans. Each Employee Benefit Plan and related trust agreement, annuity contract or other funding instrument complies with and has been administered and operated in compliance in all material respects in accordance with its terms and with all applicable Laws, including but not limited to the Code and ERISA, and neither Seller nor any ERISA Affiliate has direct or indirect liability under the requirements provided by any and all Laws, including but not limited to ERISA, COBRA, HIPAA and the Code, and applicable to an Employee Benefit Plan. Neither Seller nor any subsidiary has any liability by virtue of being a member of a controlled group with a person who has liability under the Code or ERISA. All amendments and actions required to bring each of the Employee Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA, the Code and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date. No action, suit, claim, investigation or other proceeding with respect to an Employee Benefit Plan (other than routine claims for benefits) are pending or, to the Knowledge of Seller, threatened which could result in or subject the Seller to any liability causing a Material Adverse Effect. There are no audits, investigations, or examinations pending or, to the Knowledge of Seller, threatened with respect to any Employee Benefit Plan by the IRS, the United States Department of Labor, the PBGC or any other similar Governmental Authority. There is no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notice regarding the Employee Benefit Plans with the Secretary of Labor and the Secretary of Treasury or the furnishing of such documents to the participants or beneficiaries of the Employee Benefit Plans.

4.16.3 None of the Employee Benefit Plans is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and neither the Seller nor any of its ERISA Affiliates have ever maintained, been required to contribute to or been required to pay any amount with respect to a “multiemployer plan” at any time in the past six (6) years. None of the Employee Benefit Plans is subject to Title IV of ERISA or to the funding requirements of Section 412 of the Code or Section 302 of ERISA, and neither the Seller nor any of its ERISA Affiliates have ever had any obligation to or liability (contingent or otherwise) with respect to any such plan. Each Employee Benefit Plan and its related trust intended to be qualified under Sections 401(a) and 501(a) of the Code, respectively, has so qualified and has received a favorable determination, opinion or advisory letter from the Internal Revenue Service and nothing has occurred with respect to such Employee Benefit Plan since the date of such letter which could cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code. Neither the Seller nor, to the Knowledge of Seller, any “party in interest” or “disqualified person” with respect to any Employee Benefit Plan, has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Employee Benefit Plan that could result in a material tax or penalty. To Seller’s Knowledge, no Employee Benefit Plan, or any fiduciary of any such Employee Benefit Plan has: (i) engaged in any transaction prohibited by ERISA or the Code; (ii) breached any fiduciary duty owed by it; or (iii) engaged in any transaction as a result of which the Seller would be subject to any liability pursuant to Sections 406 or 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) or Section 502(l) of ERISA or a tax imposed pursuant to Section 4975 of the Code.

4.16.4 All contributions and premiums (including all employer contributions and employee salary reduction contributions) that are due with respect to any Employee Benefit Plan have been made within the time periods prescribed by applicable Law or by the terms of such Employee Benefit Plan or any agreement relating thereto to the respective Employee Benefit Plan, and all contributions, liabilities or expenses of any

Employee Benefit Plan (including workers’ compensation) for any period ending on or before the Closing Date which are not yet due will have been paid or accrued in accordance with GAAP on or prior to the Closing Date. All premiums or other payments for all periods ending before the Closing Date that are due on or before such Closing Date from the Seller will have been paid with respect to each Employee Benefit Plan.

4.16.5 Except for health care continuation requirements under Section 4980B of the Code and Part 6 of Subtitle I of ERISA (“COBRA”) or applicable state law, the Seller does not have any obligations for retiree health or retiree life benefits (whether or not insured) to any current or former employee or director after his or her termination of employment or service with the Seller. All group health plans (as defined in Code Section 5001(b)) of the Seller have been operated in compliance in all material respects with the applicable requirements of COBRA.

4.16.6 Except as disclosed on Schedule 4.16.6, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will, either alone or in combination with any other event: (i) result in any payment becoming due, or increase the amount of compensation due, to any current or former employee or director of the Seller; (ii) increase any benefits payable under any Employee Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such compensation or benefits. Further, the Seller has not announced any type of plan or binding commitment to create any additional Employee Benefit Plan, to enter into any agreement with any current or former employee or director, or to amend or modify any existing Employee Benefit Plan or agreement with any current or former employee or director.

4.16.7 Neither Seller nor any subsidiary has terminated or taken action to terminate (in whole or in part) any Employee Benefit Plan.

4.16.8 Neither Seller nor any subsidiary maintains any Employee Benefit Plan or other benefit arrangement covering any employee or former employee outside of the United States and has never been obligated to contribute to any such plan.

4.16.9 None of the rights of Seller’s employees in any Employee Benefit Plan will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of Seller thereunder will be enforceable by Buyer at or after the Closing Date without the consent or agreement of any other party that has not been obtained previously. Each Employee Benefit Plan (including any Employee Benefit Plan covering former employees and retirees) may be amended or terminated by Buyer on or at any time after the Closing Date.

4.17 Customers, Prospects and Suppliers. Each of the current customers of Seller (the “Customers”) has signed a Contract and are listed on Schedule 4.17. Seller has previously delivered to Buyer a list of Seller’s prospects and proposals with respect to the Business. All of the proposals made to the prospects listed on Schedule 4.17 are still pending and have not been rejected. Except as set forth on Schedule 4.17, none of the Customers has given notice or otherwise indicated to Seller that it will or intends to terminate or not renew its Contract or relationship with Seller before the scheduled expiration date or otherwise terminate its relationship with Seller. The relationship of Seller with its customers and suppliers are currently on a good and normal basis. Seller has not received notice of any termination of any Contract or relationship with any of the Customers, and no such termination of any Contract or relationship has been threatened. To Seller’s Knowledge, the transactions contemplated by this Agreement will not materially adversely affect Buyer’s relations with any of the Customers.

4.18 Taxes. Seller has timely filed all Tax returns and reports required to be filed by it (including, without limitation, all declarations, reports, estimates, information returns and statements (referred to herein as “Tax Returns”), all of which were accurately prepared, and, except as set forth in Schedule 4.18, Seller has timely paid all Taxes or withholdings required to be paid or withheld by it (whether or not shown or required to be shown on any Tax Return). To Seller’s Knowledge, Seller has properly withheld from payments to its employees, contractors, salesmen, agents, representatives, vendors and other Persons all amounts required by Law to be withheld, and Seller has timely filed all Tax Returns to be filed by it with respect to such withholdings. Except as indicated on Schedule 4.18, (a) no audit or other Proceeding is pending or threatened against Seller; (b) no notice of deficiency or adjustment has been received by Seller, by or from any governmental taxing authority, with respect to sales, use, excise, real property, payroll, withholding or similar Taxes; (c) there are no agreements or waivers in effect which provide for an extension of time for the assessment of any such Tax against Seller; (d) for any Taxes of Seller that are not yet due and payable, Seller has no material payment liability for which it has not provided adequate reserves on its books and records in accordance with GAAP; and (e) there are no liens for Taxes upon the Acquired Assets other than any liens for Taxes not yet due and payable.

4.19 Proceedings, Judgments, and Breaches. Except (a) with respect to bankruptcy Proceedings initiated by or on behalf of Seller; and (b) as described on Schedule 4.19, (i) no Proceeding involving or related to the Acquired Assets or the Business is currently pending or threatened; (ii) no Judgment involving or related to Seller, the Acquired Assets or the Business is currently outstanding; and (iii) no breach of contract, material breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other material claim of any nature involving or related to Seller, the Acquired Assets or the Business is currently being asserted or threatened by or against Seller, and to Seller’s Knowledge there is no basis for any such claim. As to each matter described on Schedule 4.19, accurate and complete copies of all material pertinent pleadings, judgments, orders, correspondence and other legal documents have been delivered to Buyer or have been made available to Buyer for review.

4.20 Insurance. To Seller’s Knowledge, Schedule 4.20 is an accurate and complete list of all Insurance Policies currently owned or maintained by Seller (excluding Insurance Policies that constitute Employee Benefit Plans described on Schedule 4.16) and all liability and errors and omissions Insurance Policies owned or maintained by Seller. Seller has not received notice of cancellation with respect to any such Insurance Policy, and there is no basis for the insurer thereunder to terminate any such Insurance Policy. To Seller’s Knowledge, each such Insurance Policy is or was in full force and effect during the period(s) of coverage indicated on Schedule 4.20. All premiums payable under all such Insurance Policies have been timely paid, and Seller otherwise has complied in all material respects with the terms and conditions of all such Insurance Policies. Seller has not received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of the

Insurance Policies. Except as described on Schedule 4.20, there are no claims that are pending under any of the Insurance Policies described thereupon.

4.21 Questionable Payments. Neither Seller, nor any of the current or former partners, directors, executives, officers, representatives, agents or employees of Seller (when acting in such capacity or otherwise on behalf of Seller): (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, except for violations which, individually and in the aggregate, would not have, and could not be reasonably be expected to have, a Material Adverse Effect; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (e) has made any false or fictitious entries on the books and records of Seller; (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of Seller; or (g) made any material favor or gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of Seller.

4.22 Related Party Transactions. Except as described on Schedule 4.22 and except for any employment Contracts listed on Schedule 4.15, (a) no Partner, (b) no director, officer, affiliate or controlling Persons of Seller, (c) no immediate family member of any such Partner, director, officer, affiliate or controlling Person, and (d) no entity controlled by any one or more of the foregoing (excluding Seller) (collectively, the “Related Parties”): (i) owns, directly or indirectly, any interest in (excepting not more than three percent (3%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person or entity which is engaged in business as, a competitor, or as a lessor, lessee, customer, distributor, sales agent, or supplier of any material amount of goods or services to Seller; (ii) owns, directly or indirectly, in whole or in part, any material tangible or intangible property that Seller uses or the use of which is necessary for the conduct of the Business; (iii) has any cause of action or other claim whatsoever against Seller or the Business; (iv) on behalf of Seller, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other person of which any officer or director of Seller, or an immediate family member of the foregoing, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies). Schedule 4.22 contains a complete list of all material contracts and agreements between Seller and any Related Party relating to the Business, entered into on or prior to the date of this Agreement or contemplated to be entered into before Closing.

4.23 Brokerage Fees. Except for The Patriot Group LLC and as set forth on Schedule 4.23, which brokerage fee, finder’s fee and all other costs and expenses relating thereto shall be paid by Seller, no Person acting on behalf of Seller is or shall be entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement.

4.24 Portfolio of Accounts

4.24.1 The Computer File on the server being acquired by Buyer sets forth, as of the date hereof, an accurate and complete list of the Accounts and the status of each Account, except with respect to ordinary course of business delays in reporting.

4.24.2 The Computer File taken as a whole accurately reflects, in all material respects, all activities on the Accounts during all periods during which the Accounts were owned by Seller, except with respect to ordinary course of business delays in reporting.

4.24.3 Seller has operated in the ordinary course with respect to the Accounts and has made appropriate adjustments in the data base in which entries on the Accounts are made in the ordinary and normal course of its business, consistent with its past practices.

4.24.4 Seller: (a) has good and valid title to each Account and corresponding Account Documents, is the sole owner thereof; and (b) except for the consents that may be required to be obtained with respect to the transfer of Accounts purchased under the Original Purchase Agreements listed on Schedule 4.24.4, has full right to transfer and sell such Account and related Account Documents and is transferring and selling all of its right, title and interest in and to the Accounts and Account Documents to Buyer, free and clear of any Encumbrance (other than, with respect to any Account (A) any Encumbrance arising under the Original Purchase Agreement in respect thereof and (B) any Encumbrance arising in connection with the collection activity of third party collection agencies or attorneys previously retained by Seller).

4.24.5 The Original Purchase Agreements constitute all of the purchase agreements relating to the Accounts. Seller is not in breach of or default under any of the Original Purchase Agreements except where such occurrence would not have a Material Adverse Effect on the Business.

4.24.6 To Seller’s Knowledge, each Account has been maintained, billed, collected and serviced by Seller and its agents in compliance with all applicable laws, rules, and regulations, except where the failure to do so would not have a Material Adverse Effect on such Account.

4.25 Bulk Sales Laws. Seller has and will have complied with all bulk sales and transfer laws applicable to the transactions contemplated by this Agreement.

4.26 Full Disclosure. No representation or warranty made by Seller in this Agreement contains any untrue statement of a material fact or omits to state a material fact that is necessary to make the representation or warranty made, in the light of the circumstances under which it was made, not false or misleading in any material respect. The copies of Seller’s documents attached hereto as schedules, if any, are accurate and complete in all material respects.

4.27 Investment Representation. Seller is acquiring the Encore Common Stock for its own account and not for the benefit of others for investment, and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws or any rule or regulation thereunder. Seller understands that the Encore Common Stock is not registered under the Securities Act or state securities laws and that the issuance contemplated by this Agreement will be exempt from the registration requirements of the Securities Act and state securities laws on the grounds that no distribution or public offering of the Encore Common Stock is to be effected, and that Encore’s reliance on such exemption is predicated, in part, on Seller’s representations and warranties set forth herein.

4.28 Stop Transfer Instructions and Legend Restricting Transfer. Seller understands and agrees to the entry of stop transfer instructions with Encore’s transfer agent to the effect that the Encore Common Stock may not be transferred except in compliance with the Securities Act and state securities laws and a lock-up agreement between Seller and Encore. In the event the Encore Common Stock is issued in certificated form, Seller understands and agrees that the certificate representing such shares shall have legends in substantially similar form as set forth below:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS, CONDITIONS AND RESTRICTIONS OF A LOCKUP AGREEMENT, DATED AS OF AUGUST 30, 2005, BETWEEN ENCORE CAPITAL GROUP, INC. (THE “COMPANY”), ASCENSION ACQUISITION, LP AND ASCENSION CAPITAL GROUP, LTD., A COPY OF WHICH AGREEMENT IS ON FILE AT THE OFFICES OF ENCORE CAPITAL GROUP, INC. SUCH AGREEMENT, AMONG OTHER THINGS, MAY RESTRICT THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED, ENCUMBERED OR DISPOSED OF, EXCEPT AS EXPRESSLY PROVIDED IN SUCH AGREEMENT. STOP TRANSFER INSTRUCTIONS HAVE BEEN PLACED AGAINST THE SECURITIES AND THE CERTIFICATES EVIDENCING THE SECURITIES TO RESTRICT THEIR TRANSFER, EXCEPT AS PERMITTED UNDER SUCH AGREEMENT.

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY THE SECURITIES ACT, IF APPLICABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, SUCH COMPLIANCE, AT THE OPTION OF THE CORPORATION, TO BE EVIDENCED BY AN OPINION OF COUNSEL, IN FORM ACCEPTABLE TO THE CORPORATION, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.”

4.29 Lock-Up Restrictions. The undersigned acknowledges that the Encore Common Stock received by the undersigned will be subject to restrictions set forth in a Lock-Up Agreement required to be entered into by the undersigned, which agreement restricts the transfer of the Encore Common Stock for three years following the Closing Date.

4.30 Investment Experience. By reason of the undersigned’s or its officers’ or general partners’ business or financial experience, or by reason of the business or financial experience of the undersigned’s financial, tax or legal advisor, the undersigned is capable of evaluating the risks and merits of an investment in the Encore Common Stock and of protecting the undersigned’s own interests in connection with this investment.

4.31 Encore Information. The undersigned acting through its officers and/or general partner has been given the opportunity to ask questions and receive answers concerning Encore Common Stock, Encore’s financial performance and any other matter concerning an investment in Encore Common Stock and any restrictions on selling Encore Common Stock. In addition, the undersigned has been given an opportunity to receive any additional information reasonably requested by the undersigned relating to the Encore Common Stock and Encore that Encore possesses or can acquire without unreasonable effort or expense. Further, the undersigned acknowledges receipt and review of the SEC Documents (as defined below in Section 6.4) concerning Encore.

5.	REPRESENTATIONS OF PARTNERS

As of the date hereof and as of the Closing Date, each Partner represents and warrants to and for the benefit of Buyer as follows:

5.1 Authority and Effect of Agreement. Such Partner has the capacity and all requisite power and authority to enter into this Agreement and the Related Agreements to which such Partner is a party and to perform such Partner’s obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Related Agreements to which such Partner is a party. The execution, delivery and performance of this Agreement by such Partner and the Related Agreements to which such Partner is a party and the consummation by such Partner of the transactions contemplated hereby and thereby: (a) except as set forth on Schedule 5.1, do not constitute a default or breach of (immediately after the giving of notice, passage of time or both), or termination of any material Contract to which such Partner is a party or by which such Partner is bound; (b) do not constitute a violation of any Law applicable to such Partner or such Partner’s assets except where the failure to comply would not have a Material Adverse Effect; (c) except as stated on Schedule 5.1, do not require the consent of any Person; (d) do not accelerate or otherwise modify any Obligation of such Partner; and (e) do not result in the creation of any Encumbrance upon, or give to any other Person any interest in, any of such Partner’s assets. This Agreement and the Related Agreements to which such Partner is a party constitute the valid and legally binding agreements of such Partner, enforceable against such Partner in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Partners hold all of the outstanding general partnership interests and limited partnership interests in

Seller. There is no other vote or approval of a trustee that is necessary to approve this Agreement and the transactions contemplated hereby.

5.2 Brokerage Fees. Except for The Patriot Group LLC and as set forth on Schedule 5.2, which brokerage fee, finder’s fee and all other costs and expenses relating thereto shall be paid by Seller, no Person acting on behalf of such Partner is or shall be entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement.

5.3 Full Disclosure. No representation or warranty made by a Partner in this Agreement contains any untrue statement of a material fact or omits to state a material fact that is necessary to make the representation or warranty made, in the light of the circumstances under which it was made, not false or misleading in any material respect. The copies of documents attached hereto as schedules, if any, are accurate and complete in all material respects.

6.	REPRESENTATIONS OF BUYER AND ENCORE

As of the date hereof, Buyer and Encore represent and warrant to and for the benefit of Seller and the Partners as follows:

6.1 Organization. Encore is a corporation that is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer is a limited partnership that is duly organized and validly existing under the Laws of the State of Texas. Each of Encore and Buyer has the full requisite power and authority to own its assets, conduct its business as and where such business is presently conducted, and enter into this Agreement.

6.2 Effect of Agreement. The execution, delivery and performance by each of Encore and Buyer of this Agreement and the Related Agreements to which it is a party, and its consummation of the transactions contemplated hereby and thereby: (a) have been duly authorized by all necessary corporate actions by its board of directors or its general partner, as applicable; (b) do not constitute a violation of or default under its charter, bylaws, certificate of limited partnership, limited partnership agreement or other organizational documents; (c) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which it is a party or by which it is bound; (d) do not constitute a violation of any Law or Judgment that is applicable to it or to its business or assets or to the transactions contemplated by this Agreement; and (e) except as stated on Schedule 6.2, do not require the consent of any Person. This Agreement and the Related Agreements to which Encore or Buyer is a party constitute the valid and legally binding agreement of Encore or Buyer, as the case may be, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.3 Brokerage Fees. No Person acting on behalf of either Encore or Buyer is entitled to any brokerage, finder’s or investment banking fee in connection with the transactions contemplated by this Agreement.

6.4 SEC Documents. All of Encore’s reports and other documents required to be filed by Encore with the Securities and Exchange Commission (the “SEC”) since December 31, 2004 (the “SEC Documents”) pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of the respective dates of such SEC Documents: (a) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents; and (b) when filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Encore included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with accounting principles generally accepted in the United States of America during the periods involved and fairly present the consolidated financial position of Encore and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and the lack of complete footnotes).

6.5 Stock Issuance. At or prior to the Closing Date, Encore will have taken all necessary corporate action to permit it to issue the Encore Common Stock pursuant to Section 3.1 of this Agreement. At Closing, the Encore Common Stock will be validly issued, fully paid, and nonassessable.

6.6 Full Disclosure. No representation or warranty made by Buyer or Encore in this Agreement contains any untrue statement of a material fact or omits to state a material fact that is necessary to make the representation or warranty made, in the light of the circumstances under which it was made, not false or misleading in any material respect. The copies of documents attached hereto as schedules, if any, are accurate and complete in all material respects.

7.	PRE-CLOSING COVENANTS OF SELLER AND PARTNERS; TERMINATION

Seller and each Partner hereby covenant and agree that from the date of this Agreement until the Closing Date:

7.1 Conduct of the Business. Except as specifically contemplated in this Agreement, from the date of this Agreement to the Closing Date, Seller and Partners will use their best efforts: (a) to preserve intact the present business organization of Seller and the Business and Acquired Assets; (b) to keep available the services of Seller’s present officers and employees material to the Business; and (c) to preserve Seller’s relationships with customers, suppliers and others having business dealings with Seller.

7.2 Closing. Each Partner that owns an equity interest in Seller shall vote in favor of the transactions contemplated by this Agreement.

7.3 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

7.3.1 By the mutual written consent of Seller and the Encore Parties.

7.3.2 By Seller by delivery of written notice to the Encore Parties if:

(a) the Closing has not occurred on or before August 31, 2005, unless the failure to close is due to the failure of Seller or any Partner to perform, in any material respect, any of their obligations (including the delivery by Seller to Buyer of the Financial Statements and the consents identified in Schedule 7.3.2) under this Agreement required to be performed by them prior to the Closing; or

(b) there is a Judgment of any Governmental Authority which prohibits or restrains Seller or any of the Encore Parties from consummating the transactions contemplated hereby and such Judgment has become final and non-appealable, provided that prior to termination under this Section 7.3.2(b) Seller has used commercially reasonable best efforts to have such Judgment vacated.

7.3.3 By the Encore Parties by delivery of written notice to Seller if there has occurred an event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect that cannot be cured by Seller within thirty (30) days of the occurrence of such event, change, occurrence or circumstance.

8.	RELATED AGREEMENTS

The following Contracts have been executed on or prior to the date of this Agreement, each of which will be effective as of the Closing Date:

8.1 Employment and Non-Competition Agreements. Ramsey, Oszustowicz, Walter and Carl A. Caruso have each entered into Employment Agreements with Buyer and Encore in the forms attached to this Agreement as Exhibit 8.1(a) (the “Employment Agreements”) and Ramsey, Oszustowicz and Walter have each entered into Non-Competition Agreements with Buyer and Encore in the forms attached to this Agreement as Exhibit 8.1(b) (the “Non-Competition Agreements”).

8.2 Services Agreement. Buyer and the Ramsey Law Firm have entered into a Services Agreement in the form attached to this Agreement as Exhibit 8.2 (the “Services Agreement”).

8.3 Escrow Agreements. Buyer, Encore and Seller have entered into the Indemnity Escrow Agreement in the form attached to this Agreement as Exhibit 3.2.1 and the Retention Escrow Agreement in the form attached to this Agreement as Exhibit 3.2.2.

8.4 Lock-Up Agreement. Buyer, Encore and Seller shall enter into a lock-up agreement in the form attached hereto as Exhibit 8.4 (the “Lock-Up Agreement”), which shall provide for the lock-up of the Encore Common Stock for a period of three years from the Closing Date, except for family estate planning transfers as provided therein and certain hedging transactions upon the prior approval of the board of directors of Encore.

8.5 Loss Reimbursement Agreement. Buyer, Encore, Seller, and Ramsey shall enter into a loss reimbursement agreement in the form attached hereto as Exhibit 8.5 (the “Loss Reimbursement Agreement”), which shall provide for certain obligations of Ramsey under specified conditions relating to the investment of the Retention Escrow Amount under Ramsey’s direction and control.

9.	CONDITIONS TO OBLIGATION OF THE ENCORE PARTIES TO CLOSE

All obligations of the Encore Parties to consummate the transactions provided for hereby are subject, in the discretion of Encore Parties, to the satisfaction, on or prior to the Closing, of each of the conditions of this Section 9, any of which may be waived in writing by the Encore Parties:

9.1 Accuracy of Representations and Warranties. The representations and warranties of Seller and each Partner contained herein and in any certificate or Related Agreement delivered pursuant hereto or in connection herewith shall be true and correct at and as of the Closing as though made at that time, other than the representations and warranties that expressly speak as of a specific date or time which shall be true and correct only as of such time.

9.2 Performance of Seller and Partners. Seller and each Partner shall have duly performed or complied with, as applicable, all of the covenants, acts, and obligations to be performed or complied with by Seller and such Partner hereunder at or prior to the Closing, and Seller and each Partner shall have executed and delivered to the Encore Parties this Agreement and all Related Agreements to which they are a party.

9.3 No Material Changes. During the period from the date of the Interim Financial Statements to the Closing, there shall not have been any Material Adverse Effect with respect to Seller, the Acquired Assets or the Business, the Acquired Assets shall not have sustained any uninsured material casualty or other loss, damage or destruction, and there shall not be any fact, circumstance or event that, in the Encore Parties’ sole judgment, could have a Material Adverse Effect with respect to Seller, its financial condition, operations, the Acquired Assets, properties or prospects or the Business.

9.4 Compliance Certificate. The Encore Parties shall have received a certificate from Seller and each Partner, dated the Closing Date, signed and verified by, in the case of Seller, Seller’s President and Secretary, and, in the case of such Partner, such Partner, certifying that the conditions specified in Sections 9.1¸ 9.2 and 9.3 above have been fulfilled.

9.5 Delivery of Audited Financial Statements. Seller shall deliver to the Encore Parties audited Financial Statements and the Interim Financial Statements.

9.6 Consents. Seller shall obtain and deliver to the Encore Parties each of the consents identified on Schedule 7.3.2 as a condition to closing. To the extent Seller has not done so by the Closing Date, Seller remains obligated pursuant to Section 2.1.1(c) of this Agreement to use its reasonable best efforts to obtain and deliver to the Encore Parties all necessary consents as listed on Schedule 4.2 as soon as possible after the Closing Date.

9.7 Approval of Documents. The form and substance of all certificates, instruments, opinions, schedules, exhibits, other agreements contemplated by this Agreement and the Related Agreements delivered to Buyer under this Agreement shall be satisfactory to Buyer and its counsel.

10.	CONDITIONS TO OBLIGATION OF SELLER TO CLOSE

All obligations of Seller to consummate the transactions provided for hereby are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing, of each of the conditions of this Section 10, any of which may be waived in writing by Seller:

10.1 Accuracy of Representations and Warranties. The representations and warranties of the Encore Parties contained herein and in any certificate or other writing delivered pursuant hereto or in connection herewith shall be true and correct at and as of the Closing as though made at that time, other than representations and warranties that expressly speak as of a specific date or time which shall be true and correct only as of such time.

10.2 Performance of the Encore Parties. The Encore Parties shall have duly performed or complied with all of the covenants, acts and obligations to be performed or complied with by them hereunder at or prior to the Closing, and the Encore Parties shall have executed and delivered to Seller this Agreement and all of the Related Agreements to which each Encore Party is a party.

10.3 Certificate. Seller shall have received a certificate dated the Closing Date signed and verified by Buyer and Encore certifying that the conditions specified in Sections 10.1 and 10.2 have been fulfilled.

10.4 Approval of Documents. The form and substance of all certificates, instruments, opinions, schedules, exhibits, other agreements contemplated by this Agreement and the Related Agreements delivered to Seller under this Agreement shall be satisfactory to Seller and its counsel.

11.	CLOSING

11.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Carrington, Coleman, Sloman & Blumenthal, L.L.P., or such other time or location as is mutually agreeable on the date first above written (the “Closing Date”). The Closing shall be considered to have been effective at 5:00 p.m. (California time) on the Closing Date.

11.2 Obligations of Seller at Closing. At the Closing, Seller shall deliver to the Encore Parties the following:

11.2.1 the consents identified on Schedule 7.3.2 and those additional consents listed on Schedule 4.2. To the extent that any of the consents on Schedule 4.2 have not been obtained or cannot be delivered by Seller as of the Closing Date, Seller remains obligated pursuant to Section 2.1.1(c) of this Agreement to use its reasonable best efforts to obtain and deliver to the Encore Parties all necessary consents as listed on Schedule 4.2 as soon as possible after the Closing Date;

11.2.2 certified copies of the resolutions of the general partner and limited partners authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

11.2.3 a certificate of existence for Seller in the State of Texas;

11.2.4 a legal opinion of counsel to Seller in the form attached hereto as Exhibit 11.2.4;

11.2.5 to the extent that such are capable of being physically delivered, all of the Acquired Assets and related bills of sale, assignments, deeds, endorsements, affidavits, pay-off letters from holders of debt which encumber the Acquired Assets and documents reasonably necessary to remove such Encumbrances;

11.2.6 the Indemnity Escrow Agreement and the Retention Escrow Agreement;

11.2.7 the Assumption Agreement;

11.2.8 the Financial Statements and the Interim Financial Statements;

11.2.9 a draft of the amendment to Seller’s certificate of limited partnership, to be filed with the Secretary of State of the State of Texas, changing Seller’s name to a name reasonably approved by the Encore Parties;

11.2.10 the updated Computer File;

11.2.11 evidence of termination of the Contracts of employment between Seller and each of Oszustowicz and Walter; and

11.2.12 all other agreements, certificates, instruments and documents reasonably requested by the Encore Parties in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

11.3 Obligations of the Encore Parties at Closing. At the Closing, the Encore Parties shall deliver to Seller the following:

11.3.1 any consents identified in Schedule 6.2 as well as any other consents required to consummate the transactions contemplated by this Agreement;

11.3.2 certified copies of the resolutions of the Board of Directors of: (i) the general partner of Buyer; and (ii) Encore, authorizing the execution of this Agreement, the consummation of the transactions contemplated hereby, and the adoption of Seller’s Employee Benefit Plans;

11.3.3 the Employment Agreements, Non-Competition Agreements and Services Agreement contemplated by Section 8 of this Agreement;

11.3.4 a certificate of existence and a good standing certificate of Buyer and Encore in its jurisdiction of incorporation and in Texas;

11.3.5 the Purchase Price paid as contemplated by Section 3.1 (including evidence of instruction by Encore for the issuance of stock certificates, duly executed and issued in the name of Seller, representing the number of shares of Encore Common Stock to be issued to Seller pursuant to Section 3.1);

11.3.6 a legal opinion of the Encore Parties’ counsel in the form attached as Exhibit 11.3.6;

11.3.7 the Indemnity Escrow Agreement and the Retention Escrow Agreement;

11.3.8 the Assumption Agreement;

11.3.9 all other agreements, certificates, instruments and documents reasonably requested by Seller in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

12.	CERTAIN POST-CLOSING OBLIGATIONS

12.1 Transition and Cooperation. From and after the Closing Date: (a) Seller shall fully cooperate to transfer to Buyer the control and enjoyment of the Business and the Acquired Assets; (b) Seller shall not take any action, directly or indirectly, alone or together with others, which obstructs or impairs the assumption by Buyer of the Acquired Assets; (c) Seller shall promptly deliver to Buyer all of the Acquired Assets received by Seller or in the possession of Seller and not previously delivered to Buyer; (d) Seller shall promptly deliver to Buyer all correspondence, papers, documents and other items and materials received by Seller or found to be in the possession of Seller which pertain to the Business or the Acquired Assets; and (e) Seller shall provide Buyer access to Seller’s payroll records and systems.

12.2 Use of Names. Immediately after the Closing Date, each of Seller and General Partner shall file articles of amendment to its certificate of limited partnership and certificate of formation to change its name to a name agreed upon by Seller and the Encore Parties, and shall cease all use of all organizational names, fictitious names, product names and other names used by Seller at any time on or before the Closing Date, except as may be necessary to perform its obligations hereunder. Seller shall be allowed to list the name Ascension Capital Group, Ltd. as a prior business name on any insurance policy. Upon the Encore Parties’ request, Seller shall promptly sign all consents and other documents that may be necessary to assign the rights to such names to the Encore Parties and to allow the Encore Parties to use or appropriate the use of such names.

12.3 Contract Matters. After the Closing, each Contract shall be handled in accordance with the following provisions:

12.3.1 Concurrent with the Closing or soon thereafter: (i) the Seller shall deliver to Buyer the Material Contracts; and (ii) for each such Material Contract, the Seller shall use its reasonable best efforts to deliver to Buyer a written agreement in a form reasonably satisfactory to Buyer, signed by the party or parties (other than Seller) to such Material Contract pursuant to which such party or parties thereto: (x) consent to the transfer and assignment of such Material Contract to Buyer; and (y) confirm that Buyer will have all rights that the Seller had under such Material Contract.

12.3.2 To the extent Seller does not deliver such consent to assignment of a Material Contract prior to Closing, Seller hereby agrees to use its reasonable best efforts to provide Buyer such consent as soon as possible after the Closing.

12.4 Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, each of Buyer and Seller shall: (i) execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation; (ii) provide such materials and information; and (iii) take such other actions, as Buyer and Seller may reasonably deem necessary or desirable in order (A) to (x) transfer, convey and assign more effectively to Buyer, the Acquired Assets and the Assumed Liabilities, (y) confirm Buyer’s title to all of the Acquired Assets and Assumed Liabilities, and (z) to the full extent permitted by law, put Buyer in actual possession and operating control of the Acquired Assets and assist Buyer in exercising all rights with respect thereto, (B) otherwise to cause Buyer and Seller to fulfill their obligations under this Agreement, and (C) fully consummate the transaction contemplated hereby and carry out the purposes and intent of this Agreement.

12.5 Retirement and Group Plans. As of the Closing Date, Seller shall transfer the benefits and obligations of Seller’s Employee Benefit Plans set forth on Schedule 4.16 to Buyer, and Buyer shall adopt such Employee Benefit Plans and assume such obligations subject to the Buyer’s right to amend or terminate such Employee Benefit Plans; provided, however, that such adoption and assumption shall not limit Buyer’s rights under this Agreement with respect to Non-Assumed Obligations or breaches of representations and warranties of the Seller. As to any “M&A Qualified Beneficiary” with respect to the Agreement (as defined in Treas. Reg. Section 54.4980B-9 Q&A-4(a)), Buyer agrees to provide COBRA coverage for the duration of the COBRA continuation coverage period set forth in Treas. Reg. Section 54.4980B-7 and to handle all claims that may arise in relation to that coverage. Buyer shall be responsible for providing similar coverage under the standard group insurance plans of Buyer, for all medical, dental, disability and related claims incurred after the termination of Seller’s Employee Benefit Plans for each Continuing Employee if Buyer terminates one or more of Seller’s Employee Benefit Plans. As soon as practicable following the Closing Date, Seller shall take all necessary actions to cause its 401(k) retirement plan to be assigned to Buyer. Seller shall provide Buyer with all of the information reasonably requested by Buyer, in a reasonable format requested by Buyer, which is necessary to determine the amount attributable to each participant as well as all other relevant participant data, including vesting information. After the Closing Date, Seller shall be responsible for preparing, completing, and timely filing all Annual Reports on Form 5500 and an audit for Seller’s 401(k) Plan for plan years that ended prior to the Closing Date, and Buyer shall be responsible for timely filing all Annual Reports on Form 5500 and any 401(k) Plan audit for plan years that ended after the Closing Date.

12.6 Access to Accounting Information. For a period of five (5) years after the Closing Date, Seller shall permit the Encore Parties and their authorized representatives to have reasonable access to copies of Seller’s financial statements, opinions of independent public accountants, and accounting information, workpapers, notes and related materials for the years ended December 31, 2002, 2003 and 2004 and for the period from January 1, 2005 through and including the Closing Date, and any interim periods therein, for review and analysis. Seller shall instruct its accountants, directors, officers, employees and other personnel to cooperate with and assist the Encore Parties and their authorized representatives to the extent reasonably requested by them.

12.7 Reconciliations and Allocations. At and after the Closing, all payments received by Seller on account of Accounts Receivable in existence as of the Closing Date or arising after the Closing Date under any of the Contracts, all payments received by Seller on account of Accounts in existence as of the Closing Date or arising after the Closing Date under any Account and all other payments received by Seller with respect to the operation of the Business after the Closing Date, shall be held in trust for Buyer and shall be promptly paid to Buyer.

12.8 Tax Matters

12.8.1 Liability for Taxes

(a) Taxable Periods Ending On or Before the Closing Date. Seller shall be responsible for filing all Tax Returns required to be filed by or with respect to Seller for any taxable year or taxable period ending on or before the Closing Date and shall be liable for all Taxes for any taxable year or period ending on or before the Closing Date that are due and payable by Seller (including, without limitation, any income Taxes attributable to income received by Seller) or with respect to the Acquired Assets or Assumed Liabilities.

(b) Taxable Periods Commencing On or After the Closing Date. Buyer shall be responsible for filing all Tax Returns required to be filed by or with respect to the Acquired Assets and the Assumed Liabilities for any taxable year or period commencing after the Closing Date and shall be liable for and any and all Taxes for any taxable year or period commencing on or after the Closing Date that are due or payable by Buyer with respect to the Acquired Assets or Assumed Liabilities.

(c) Taxable Periods Commencing Before the Closing Date and Ending After the Closing Date. In the case of any taxable year or period that commences before and would otherwise end after the Closing Date (the “Closing Period”), Seller shall be liable for any real or personal property Taxes with respect to the Acquired Assets that accrue up to and including the Closing Date, and Buyer shall be liable for any real or personal property Taxes with respect to the Acquired Assets that accrue beginning after the Closing Date. For these purposes, the amount of real or personal property Taxes for any Closing Period attributable to Seller shall be equal to (i) the total amount of real or personal property Taxes for the Closing Period, multiplied by (ii) a fraction, the numerator of which is the number of days in the Closing Period up to and including the Closing Date and the denominator of which is the total number of days in the Closing Period. In the event this Section 12.8.1(c) applies to any taxable year or period, Buyer shall be responsible for filing any required Tax Returns for such year or period and paying all Taxes due for such year or period, provided: (i) no later than twenty (20) days before the due date for the filing of any Tax Return for such Closing Period (including extensions thereof) (the “Due Date”), Buyer shall notify Seller in writing of the amount of Taxes attributable to Seller for the Closing Period; and

(ii) within fifteen (15) days of receiving such notice, but in no event later than five (5) days before the Due Date, Seller shall pay either to the relevant taxing authority or to Buyer, as Seller may elect, an amount equal to the amount of real or personal property Taxes owed to the relevant taxing authority that are attributable to Seller.

(d) Mutual Cooperation. As soon as practicable, but in any event within thirty (30) days after a request by either Seller or Buyer, the party to which such request is made shall deliver to the requesting party such information and other data relating to the Tax Returns and Taxes of Sellerand shall make available such knowledgeable employees of the Seller or Buyer, as may be appropriate, as the requesting party may reasonably request, including providing the information and other data customarily required by the requesting party to cause the completion and filing of all Tax Returns for which the requesting party has responsibility or liability under this Agreement, or to respond to audits by any taxing authorities with respect to any Tax Returns or taxable periods for which the requesting party has any responsibility or liability under this Agreement or to otherwise enable the requesting party to satisfy its accounting or tax requirements.

12.8.2 Resolution of Disagreements Among Seller and Buyer. If Seller and Buyer disagree as to the amount of Taxes for which each is liable under this Agreement, Seller and Buyer shall promptly consult each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within thirty (30) days of the initial date of consultation, Seller and Buyer shall submit the issues remaining in dispute to the Arbitrator (as defined in section 3.3.4(b)), which Arbitrator shall be instructed to arbitrate such dispute and resolve the disputed issues. Seller and Buyer shall furnish or cause to be furnished to the Arbitrator such work papers and other documents and information relating to the disputed issues as the Arbitrator may request and are available to that party or its agents and shall be afforded the opportunity to present to the Arbitrator any material relating to the disputed issues and to discuss the issues with the Arbitration. The Arbitrator’s review shall be limited to the issues in dispute which were submitted to the Arbitrator for resolution. In no event shall the Arbitrator determine that a party’s liability for Taxes exceeds the maximum amount for which both parties assert such party is liable or determine that a party’s liability for Taxes is less than the minimum amount for which both parties assert such party is liable. The parties’ Tax obligations as finalized by the Arbitrator shall be deemed final and conclusive with respect to the parties’ Tax obligations and shall be binding on Seller and Buyer for such purposes. The fees and expenses of the Arbitrator in resolving all such objections shall be borne by: (i) Buyer in an amount equal to the proportion that the Arbitrator finds that Buyer is responsible to bear in relation to the total amount at issue; and (ii) Seller in an amount equal to the proportion that the Arbitrator finds that Seller is responsible to bear in relation to the total amount at issue in all such objections. For example, if the aggregate amount at issue in all the objections made by Seller is $100 and the Arbitrator finds that Buyer is responsible for $60 of the $100 and Seller is responsible for $40 of the $100, then Buyer shall be responsible for sixty percent (60%) of the fees and expenses of the Arbitrator and Seller shall be responsible for forty percent (40%) of such fees and expenses. The Arbitrator shall determine the issues in dispute and deliver its written determination to Buyer and Seller within thirty (30) days of the submission of the disputed issues to the

Arbitrator. The Arbitrator’s determination of the disputed issues shall be final, binding and conclusive on Buyer, Seller and Partners and shall not be appealable.

12.9 Accounts. Seller agrees to take all appropriate steps to indicate on its records that the Accounts have been sold to, and are the property of, Buyer. Seller shall provide an affidavit stating that a specific Account was purchased by Buyer within ten (10) business days of Buyer’s request. From and after the Closing Date, Buyer shall not collect or attempt to collect any account listed in the Computer File.

12.10 Registration of Encore Common Stock. To the extent that the Encore Common Stock received by Seller pursuant to this Agreement constitutes Registrable Securities (as defined below) as of the Filing Date and to the extent requested by the holder or holders of seventy-five percent (75%) or more of the Registrable Securities, Encore shall register such Registrable Securities for resale pursuant to a registration statement on Form S-3 (or on such other form or successor form appropriate for such purpose). As used herein, “Registrable Securities” means any Encore Common Stock received by Seller pursuant to this Agreement that is held by Seller or an Estate Planning Transferee (as defined below), except any such Encore Common Stock that (i) has been registered and sold pursuant to an effective registration statement under the Securities Act of 1933 (the “Securities Act”), (ii) has been transferred in compliance with Rule 144 or Rule 145 under the Securities Act (or any successor provision thereto) or is transferable pursuant to Rule 145 or paragraph (k) of Rule 144 (or any successor provision thereto) or (iii) has otherwise been transferred and is not subject to transfer restrictions under the Securities Act; “Estate Planning Transferee” means each Partner and each transferee of Seller or any Partner that (x) is a permitted transferee of Seller or such Partner pursuant to Section 1(a)(2)(ii) of the Lockup Agreement (which shall not include the counterparty to a Transaction or a Forward Transaction, as such terms are defined in the Lockup Agreement) and (y) receives such shares in a transaction that includes an assignment of the registration rights granted under Section 12.10 of this Agreement; and “Filing Date” means the third anniversary of the date of this Agreement; provided, however, that in the event the holding period under Rule 144(d) (or a successor provision) is tolled as a result of a hedging transaction or any other reason, then the Filing Date shall be similarly tolled and shall be deemed to occur only after the expiration of a period following the third anniversary of the date of this Agreement that is equal to the number of days by which such holding period was tolled. Encore shall make the registration statement effective on or prior to the Filing Date. Each Partner and Estate Planning Transferee shall furnish to Encore a completed customary selling stockholder questionnaire, in form and substance satisfactory to Encore (a “Selling Stockholder Questionnaire”). Encore shall not be required to register or include the Registrable Securities of an Estate Planning Transferee or a Partner in a registration statement filed or to be filed pursuant to this Section 12.10 and shall not be liable for any related damages to any Estate Planning Transferee or Partner who fails to furnish to Encore a fully completed Selling Stockholder Questionnaire at least 10 business days prior to the filing date of the related registration statement. As a condition to Encore’s obligation to register any Registrable Securities of any Estate Planning Transferee or Partner, each Estate Planning Transferee and Partner shall, severally and not jointly, agree in writing to indemnify and hold harmless Encore, its directors, officers, agents and employees, each person who controls Encore (within the meaning of Section 15 of the Securities Act and Section 20 of the Securities Exchange Act of 1934), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising solely out of or based solely upon: (i) such Estate Planning Transferee’s or such Partner’s failure to comply with the prospectus delivery requirements of the Securities Act or (ii) any untrue statement of a material fact contained in any registration statement, any prospectus, or any form of prospectus, or in any amendment or supplement thereto, or arising solely out of or based solely upon any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent, but only to the extent that, (A) such untrue statements or omissions are based solely upon information regarding such Estate Planning Transferee or Partner furnished in writing to Encore by such Estate Planning Transferee or Partner, as the case may be, expressly for use therein, or to the extent that such information relates to such Estate Planning Transferee or Partner or such Estate Planning Transferee’s or Partner’s proposed method of distribution of Registrable Securities and was reviewed and approved by such Estate Planning Transferee or such Partner, as the case may be, expressly for use in such registration statement, such prospectus or such form of prospectus or in any amendment or supplement thereto or (B) the use by such Estate Planning Transferee or such Partner, as the case may be, of an outdated or defective prospectus after Encore has notified such Estate Planning Transferee or Partner in writing that the prospectus is outdated or defective and prior to the receipt by such Estate Planning Transferee or Partner of an amended or supplemented prospectus, but only if and to the extent that following the receipt of the amended or supplemented prospectus the misstatement or omission giving rise to such Loss would have been corrected. In no event shall the liability of any selling Estate Planning Transferee or Partner hereunder be greater in amount than the dollar amount of the net proceeds received by such Estate Planning Transferee or Partner, as the case may be, upon the sale of the Registrable Securities giving rise to such indemnification obligation. The fees and expenses of the registration shall be paid for by Encore, except for underwriting or brokerage commissions, fees or expenses and fees and expenses of legal counsel to Seller, any Estate Planning Transferee or Partner, if any, which shall be borne by Seller.

13.	RESTRICTIVE COVENANTS OF SELLER

13.1 Certain Acknowledgements. Seller expressly acknowledges that:

13.1.1 General. The Business previously conducted by Seller which in the future will be conducted by Buyer and its subsidiaries involves the provision of services using proprietary and confidential systems and information.

13.1.2 Access to Information. During the period that Seller owned the Business, Seller had access to proprietary and confidential property, knowledge and information of the Business which, after Closing, shall be proprietary and confidential property, knowledge and information of Buyer and such property, knowledge and information must be kept in strict confidence to protect the Business and maintain competitive position of Buyer in the marketplace and such property, knowledge and information would be useful to competitors of Buyer for indefinite periods of time.

13.1.3 Basis for Covenants. The covenants of Sections 13.2, 13.3, 13.4 and 13.5 (the “Covenants”) are a material part of this Agreement and are an integral part of the obligations of Seller hereunder, the Covenants are supported by good and adequate consideration and the Covenants are reasonable and necessary to protect the legitimate business interests of Buyer and Encore.

13.2 Nondisclosure Covenants. At all times after the date of this Agreement, for an indefinite period of time, except with Buyer’s prior written consent, Seller shall not, directly or indirectly, in any capacity, communicate, publish or otherwise disclose to any Person, or use for the benefit of any Person, any confidential or proprietary property, knowledge or information of Buyer relating to the Business, including without limitation: (a) any information concerning the Acquired Assets or the conduct and details of the Business and any information concerning the Business; (b) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts at customers and prospects; (c) prices, renewal dates and other detailed terms of customer and supplier Contracts and proposals; (d) pricing policies, marketing and sales strategies, methods of delivering products and services, and products and service development projects and strategies; (e) employment and payroll records; (f) forecasts, budgets and other nonpublic financial information; and (g) expansion plans, management policies, methods of operation, and other business strategies and policies.

13.3 Noncompetition Covenants. During the period beginning on the date of this Agreement and ending on the fifth (5th) anniversary of the Closing Date, except with Buyer’s prior written consent, Seller, directly or indirectly, shall not in any capacity, at any location worldwide:

13.3.1 Solicitation Restrictions. Communicate with or solicit any Person who is or during such period becomes a customer, prospect, supplier, employee, salesman, agent or representative of, or a consultant to, Buyer in any manner which interferes with such Person’s relationship with Buyer in the conduct of the Business, or in an effort to obtain any such Person as a customer, employee, salesman, agent or representative of, or a consultant to, any other Person that conducts a business competitive with the Business.

13.3.2 Competing Business Restrictions. Establish, own, manage, operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any Person that conducts a business competitive with the Business.

13.4 Nonsolicitation. During the period beginning on the date of this Agreement and ending on the fifth (5th) anniversary of the Closing Date, Seller shall not solicit or hire any of the employees of Buyer or any of the Continuing Employees to become employees or independent contractors of Seller or any of its affiliates engaged in any business competitive with the Business.

13.5 Certain Exclusions. Confidential and proprietary property, knowledge and information of Buyer shall not include any information that is now known by or readily available to the general public, nor shall it include any information that in the future becomes known by or readily available to the general public other than as a result of any breach of the Covenants of this Agreement.

13.6 Enforcement of Covenants. Seller expressly acknowledges that it would be extremely difficult to measure the damages that might result from any breach of the Covenants, and that any breach of the Covenants will result in irreparable injury to the Encore Parties for which money damages could not adequately compensate. If a breach of the Covenants occurs, then the Encore Parties shall be entitled, in addition to all other rights and remedies that they may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Seller from continuing such breach. The existence of any claim or cause of action that Seller or Partners may have against the Encore Parties shall not constitute a defense or bar to the enforcement of any of the Covenants. If the Encore Parties must resort to litigation to enforce any of the Covenants that has a fixed term, such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.

13.7 Scope of Covenants. If any Covenant, or any part thereof, or the application thereof, is construed to be invalid, illegal or unenforceable, the other Covenants, or the other portions of such Covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or other factor, the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

14.	INDEMNIFICATION

14.1 Seller’s and Partners’ Indemnification. From and after the Closing Date, Seller and Partners, on a pro rata basis in accordance with each Partners relative ownership interest in Seller (it being understood that any amounts offset by Buyer under Sections 3.3 and 14 shall reduce the Purchase Price payable and therefore shall reduce the aggregate amount payable to Seller notwithstanding Partners’ pro rata relative ownership interest in Seller), shall indemnify and hold harmless the Encore Parties, their representatives, their successors and assigns and their respective representatives (the “Buyer Indemnified Parties”), from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including without limitation reasonable attorney’s fees, expenses and court costs, arising out of or caused by, directly or indirectly, any of all of the following (collectively, the “Losses”):

14.1.1 Misrepresentation. Any misrepresentation, breach, inaccuracy or failure of any warranty or representation made by Seller or any Partner in or pursuant to this Agreement or any schedule, exhibit or other agreement or document contemplated by this Agreement.

14.1.2 Nonperformance. Any failure or refusal by Seller or any Partner to satisfy or perform any covenant, term or condition of this Agreement or any schedule, exhibit or other agreement or document contemplated by this Agreement that is required to be satisfied or performed by any or all of them.

14.1.3 Non-Assumed Obligations. Any: (a) Excluded Liability; and (b) any Obligation that may be imposed upon any of the Buyer Indemnified Parties as a result of any Law under which any of the Buyer Indemnified Parties may have successor liability for any Tax or other Obligations of Seller other than the Assumed Liabilities (collectively, the “Non-Assumed Obligations”).

14.1.4 Unasserted Claims. Any action, suit or claim arising out of, caused by or based upon any actual or alleged act or omission of Seller, any Partner or any of their respective Representatives at any time before the Closing other than the Assumed Liabilities.

14.1.5 Intentional Misrepresentation, Fraud or Criminal Matter. Any intentional misstatement, fraud or crime committed by Seller or any Partner.

14.1.6 Proceedings by Employees. Any Proceeding against any of the Buyer Indemnified Parties by or on behalf of any employee of Seller or the Ramsey Law Firm who is not hired by Buyer or by or on behalf of any Continuing Employee which relates to matters or events that occurred prior to the Closing.

14.1.7 Materiality. For purposes of calculating the amount of Losses incurred by the Buyer Indemnified Parties arising out of or resulting from any misrepresentation, breach, inaccuracy or failure of any warranty or representation made by Seller or any Partner, the references to “materiality,” “in all material respects,” “Material Adverse Effect” (or other correlative terms) shall be disregarded; provided, however, that “materiality,” “in all material respects,” “Material Adverse Effect” or (or other correlative terms) shall not be disregarded for purposes of determining whether a misrepresentation, breach, inaccuracy or failure of any warranty or representation, in fact, occurred.

14.2 Encore Parties’ Indemnification. From and after the Closing Date, the Encore Parties shall indemnify and hold harmless Seller, each Partner and their respective Representatives (the “Seller Indemnified Parties”), from and against any and all Losses arising out of or caused by, directly or indirectly, any of the following:

14.2.1 Misrepresentation. Any misrepresentation, breach, inaccuracy or failure of any warranty or representation made by any of the Encore Parties in or pursuant to this Agreement or any schedule, exhibit or other agreement or document contemplated by this Agreement.

14.2.2 Nonperformance. Any failure or refusal by the Encore Parties to satisfy or perform any covenant, term or condition of this Agreement or any schedule, exhibit or other agreement or document contemplated by this Agreement that is required to be satisfied or performed by any of the Encore Parties.

14.2.3 Assumed Liabilities. Any failure or refusal of Buyer to satisfy or perform any of the Assumed Liabilities; provided, however, that Buyer shall have the right to negotiate the amount and terms of repayment of any accounts payable constituting Assumed Liabilities and pay and discharge such accounts payable in accordance with the mutual agreement of Buyer and such payees, as long as Buyer’s negotiation and discharge of such Assumed Liabilities does not result in any Obligation to, or otherwise negatively impact the credit history or creditworthiness of, Seller.

14.2.4 Unasserted Claim. Any action, suit or claim arising out of, caused by or based upon any act or omission of any of the Encore Parties or any of their representatives at any time after the Closing Date.

14.3 Indemnification Procedures. With respect to each event, occurrence or matter (each, an “Indemnification Matter”) as to which any Buyer Indemnified Party or Seller Indemnified Party (in either case, an “Indemnitee”) is entitled to indemnification from Seller, Partner or the Encore Parties, as the case may be (referred to, as the case may be, “Indemnitor”) under this Section 14:

14.3.1 Notice of Claims. If: (a) a claim is made by a third party against any party that is subject to a right of indemnification hereunder, (b) any party hereto becomes aware of facts or circumstances establishing that such party has experienced or incurred Losses or will experience or incur Losses subject to set-off or indemnification under this Section 14, or (c) any party becomes aware of any facts or events that could give rise to indemnification by an Indemnitor hereunder, then such Indemnitee shall give to Indemnitor written notice of such claim (“Indemnification Notice”) as soon as reasonably practicable but in no event more than thirty (30) days after the Indemnitee has received notice of or obtains actual knowledge of such claim (provided that failure to give such notice shall not limit the Indemnitor’s indemnification obligation hereunder except to the extent that the delay in giving, or failure to give, the notice adversely affects the Indemnitor’s ability to defend against the claim). To the extent practicable, the Indemnification Notice will describe with reasonable specificity (1) the nature of and the basis for the set-off or indemnification claim, including any relevant supporting documentation, and (2) an estimate of all Losses associated therewith.

14.3.2 Procedure in Event of Indemnification Claim. If an Indemnitee desires to assert an indemnification claim pursuant to Section 14.1 or Section 14.2, the Indemnitee promptly shall provide an Indemnification Notice to the Indemnitor in accordance with the procedures set forth in Section 14.3.1 hereof. If the Indemnitor does not object within twenty (20) days after receipt of the Indemnification Notice to the propriety of the indemnification claims described as being subject to indemnification pursuant to Section 14.1 or Section 14.2 or the amount of Losses asserted in the Indemnification Notice, the indemnification claims described in the Indemnification Notice shall be deemed final and binding upon the Indemnitor (the “Permitted Indemnification Claims”). If the Indemnitor contests the propriety of an indemnification claim described on the Indemnification Notice and/or the amount of Losses associated with such claim, then the Indemnitor shall deliver to the Indemnitee a written notice detailing with reasonable specificity all specific objections the Indemnitor has with respect to the indemnification claims contained in the Indemnification Notice (“Indemnification Objection Notice”). If the Indemnitor and the Indemnitee are unable to resolve the disputed matters described in the Indemnification Objection Notice within fifteen (15) business days after the date the Indemnitee received the Indemnification Objection Notice, the disputed matters will be subject to the dispute resolution procedures set forth in Section 15.17 hereof. Any undisputed indemnification claims contained in the Indemnification Notice shall be deemed to be final and binding upon the Indemnitor and shall constitute a Permitted Indemnification Claim. If the procedures in Section 15.17 result in all or any portion of an indemnification claim properly being subject to indemnification pursuant to Section 14.1 or Section 14.2 such claim or portion thereof shall be final and binding upon Indemnitor and shall constitute a Permitted Indemnification Claim.

14.3.3 Defense of Third Party Claims. An Indemnitee against whom a third party Claim is made shall give the Indemnitor prompt notice of such Claim so that the Indemnitor shall have an opportunity to defend such Claim, at the Indemnitor’s sole expense and with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee; provided, however, that such Indemnitee at all times also shall have the right to participate fully in such defense through counsel selected by the Indemnitee at its sole expense. Failure of an Indemnitor to give an Indemnitee written notice of its election to defend such claim within twenty (20) days after receipt of notice thereof shall be deemed a waiver by such Indemnitor of its right to defend such Claim. If an Indemnitor shall elect not to assume the defense of such Claim (or if such Indemnitor shall be deemed to have waived its right to defend such Claim), the Indemnitee against whom such Claim is made shall have the right, but not the obligation, to undertake the sole defense of, and to compromise or settle, the Claim on behalf, for the account, and at the risk and expense, of the Indemnitor (including the payment by such Indemnitor of the Indemnitees’ reasonable attorneys’ fees); provided, however, that if the Indemnitee undertakes the sole defense of such Claim, it shall defend such Claim in good faith and shall apprise the Indemnitor from time to time as the Indemnitee deems appropriate of the progress of such defense. If the Indemnitor assumes the defense of such Claim, the obligation of such Indemnitor hereunder as to such Claim shall include taking all reasonable steps appropriate to the defense or settlement of such Claim. The Indemnitor, in the defense of such Claim, shall not consent to the entry of any judgment or enter into any settlement (except with the written consent of the Indemnitee, which shall not be unreasonably withheld) which does not include as an unconditional term thereof the giving by the claimant to the Indemnitee against whom such Claim is made of a release from all liability in respect of such Claim (which release shall exclude only any obligations incurred in connection with any such settlement). If the Claim is one that cannot by its nature be defended solely by the Indemnitor, then the Indemnitee shall make available all information and assistance that the Indemnitor reasonably may request. Indemnitor shall pay Indemnitee’s reasonable out-of-pocket expenses actually incurred in making such information available.

14.3.4 Payments. All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within fifteen (15) business days following such time as a claim or portion thereof becomes final and binding upon the Indemnitor and constitutes a Permitted Indemnification Claim.

14.4 Survival Periods. For purposes of this Agreement, a “Survival Period” shall be the period during which a claim for indemnification may be asserted under this Agreement by an Indemnitee. The Survival Periods under this Agreement shall commence on the date of this Agreement and shall terminate as follows:

14.4.1 The Survival Period for the representations, warranties, covenants, and obligations of the Encore Parties, Seller and Partners set forth in this Agreement shall terminate two (2) years following the Closing Date; provided, however, that the Survival Period for (a) representations, warranties, covenants, and obligations arising under Section 4.1 (Organization), Section 4.2 (Effect of Agreement), Section 4.6 (Acquired Assets), Section 4.18 (Taxes), Section 6.1 (Organization), Section 6.2 (Agreement) and Section 12 (Certain Post-Closing Obligations), and (b) Indemnification Matters

involving intentional misrepresentation, fraud or criminal matters shall continue indefinitely except as limited by law (including any applicable statutes of limitation, extensions and tollings thereof).

14.4.2 The Survival Period shall not apply to any Indemnification Matter if, and only to the extent that, the Indemnitor is entitled to coverage under any Insurance Policy maintained by, or for the benefit of, the Indemnitor.

14.4.3 No Indemnitor shall have any liability with respect to any Indemnification Matter unless an Indemnitee gives an Indemnification Notice with respect thereto within the Survival Period. Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable Survival Period, an Indemnitor shall have been properly notified as provided hereunder of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

14.5 Setoff and Holdback. In addition to all other rights and remedies that the Encore Parties may have as the Indemnitee, the Encore Parties shall have the right to setoff against any amounts due to Seller, whether due under this Agreement, any of the Related Agreements or otherwise, any sums for which either of the Encore Parties is entitled to indemnification under this Section 14. Except as otherwise provided in this Section 14, the Encore Parties’ rights to indemnification under this Section 14 shall not be in any manner limited by or to this right of setoff. If any Indemnification Matters are pending at a time when any of the Encore Parties is required to pay any amount due to Seller, the Encore Parties shall have the right, upon notice to Seller, to withhold from such payment, until final determination of such pending Indemnification Matters, the total amount for which Seller may become liable as a result thereof, as determined by the Encore Parties reasonably and in good faith.

14.6 Shareholder/Partner Suits. No party shall have any liability under this Section 14 or otherwise for suits bought by the other party’s shareholders or partners.

14.7 Limitations on Seller’s and Partners’ Indemnification Obligation. The indemnification obligations of this Section 14 are subject to the following limitations:

14.7.1 No indemnification pursuant to Section 14.1 shall be made unless the aggregate amount of Losses incurred by the Buyer Indemnified Parties exceeds Seventy-Five Thousand and No/100 Dollars ($75,000.00) (the “Buyer Threshold Amount”), and, in such event, indemnification shall be made only to the extent that the aggregate amount of Losses incurred by the Buyer Indemnified Parties exceeds Seventy-Five Thousand and No/100 Dollars ($75,000.00).

14.7.2 In the absence of intentional misrepresentation, fraud or criminal matters on the part of Seller or Partners, in no event shall Seller’s and Partners’ aggregate obligation to indemnify the Buyer Indemnified Parties pursuant to Section 14.1 with respect to Indemnification Matters exceed an amount equal to the Indemnity Escrow Amount, except for claims involving (a) breaches of the representations and warranties arising under Section 4.6 (Acquired Assets), Section 4.13 (Intellectual Property), and

Section 4.18 (Taxes), (b) the Excluded Liabilities, and (c) liabilities relating to noncompetition covenants of Seller, all of which shall not be subject to such cap.

14.7.3 In the absence of intentional misrepresentation, fraud or criminal matters on the part of Seller or Partners, in no event shall Seller’s and Partners’ aggregate obligation to indemnify the Buyer Indemnified Parties pursuant to Section 14.1 with respect to Indemnification Matters exceed an amount equal to the Purchase Price (as may be adjusted pursuant to Section 3.3) for claims involving (a) breaches of the representations and warranties arising under Section 4.6 (Acquired Assets) and Section 4.13 (Intellectual Property) and the Tabb Smith litigation related thereto, and (b) liabilities relating to noncompetition covenants of Seller and Partners.

14.7.4 Seller’s and Partners’ aggregate obligation to indemnify the Buyer Indemnified Parties pursuant to Section 14.1 with respect to Indemnification Matters involving Section 4.18 (Taxes) and the Excluded Liabilities, shall not be capped.

14.7.5 With respect to Losses incurred by Buyer Indemnified Parties in excess of the Indemnity Escrow Amount, each Partner shall be liable for such Losses only to the extent of the percentage partnership interest in Seller owned by such Partner.

14.8 Insurance and Tax Benefits. The amount of any Losses incurred by an Indemnitee shall be reduced by any amount received by the Indemnitee with respect thereto under any insurance coverage or pursuant to any tax benefit available to the Indemnitee relating thereto. The Indemnitees shall use reasonable efforts to collect any amounts available under such insurance coverage or take advantage of such tax benefit.

14.9 Exclusive Remedy. The parties hereby agree to limit their recourse for all matters, and not make any claim for any Loss under, relating to or arising out of this Agreement, except for: (i) claims for indemnification pursuant to this Section 14; (ii) any provision of this Agreement as to which the parties hereto also shall have the right to seek injunctive relief, including specific enforcement; (iii) claims arising under the Related Agreements, which shall be governed by the applicable terms thereof; and (iv) claims based on fraud or intentional misrepresentation.

15.	OTHER PROVISIONS

15.1 Fees and Expenses. The Encore Parties shall pay all of the fees and expenses incurred by the Encore Parties, and Seller and Partners shall pay all of the fees and expenses incurred by them, in negotiating and preparing this Agreement (and all of the Related Agreements executed in connection herewith or therewith) and in consummating the transactions contemplated by this Agreement and the Related Agreements. Seller shall be responsible for all fees paid or payable to The Patriot Group LLC in connection with the transactions contemplated by this Agreement.

15.2 Notice. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) when delivered personally or (b) upon receipt of proof of delivery indicating the date of delivery after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement.

Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within twenty four (24) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to Seller at the address specified in the preamble to this Agreement or to the facsimile number specified in Schedule 15.2 to the attention of Erich M. Ramsey shall suffice as notice to Seller, provided that a copy thereof is simultaneously sent to Carrington, Coleman, Sloman & Blumenthal, L.L.P., 200 Crescent Court, Suite 1500, Dallas, Texas 75201, attention Gregg R. Cannady, Esquire, and in the case of each the Ramsey Trust, the General Partner, Oszustowicz or Walter a copy thereof is simultaneously sent to such parties at the addresses specified in Schedule 15.2. Notice to the Encore Parties at the address specified in the preamble to this Agreement or to the facsimile number specified in Schedule 15.2 to the attention of General Counsel shall suffice as notice to the Encore Parties, provided that a copy thereof is simultaneously sent to Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona 85004, attention John Dorris, Esquire. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 15.2, except that any such change of address notice shall not be effective unless and until received.

15.3 Survival of Representations. All representations and warranties made in this Agreement or pursuant hereto shall survive the date of this Agreement, the Closing Date and the consummation of the transactions contemplated by this Agreement for the period that is the longer of: (a) two (2) years after the Closing Date or (b) the periods set forth in Section 14.4.

15.4 Reliance by the Encore Parties. Notwithstanding the right of the Encore Parties to investigate the Business, the Acquired Assets and the financial condition of Seller, the Encore Parties have relied upon, each of the representations and warranties made by Seller and the Partners in this Agreement or pursuant hereto.

15.5 Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto, states the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including without limitation all confidentiality agreements and letters of intent previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.

15.6 Publicity. All voluntary public announcements concerning the transactions contemplated by this Agreement shall be mutually acceptable to both the Encore Parties and Seller. Unless required by Law, the parties shall not make any public announcement or issue any press release concerning the transactions contemplated by this Agreement without the prior written consent of the other parties. With respect to any announcement that any of the parties is required by Law or stock exchange or The Nasdaq Stock Market regulation to issue, such party shall, to the extent possible under the circumstances, review the necessity for and the contents of the announcement with the other parties before issuing the announcement.

15.7 Assignments. None of the parties may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other parties. This

Agreement shall bind, benefit, and be enforceable by and against the parties hereto, and their respective successors and consented-to assigns.

15.8 Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

15.9 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

15.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

15.11 Section Headings. The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

15.12 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits. Unless a particular context clearly requires otherwise, the words “hereof” and “hereunder” and similar references refer to this Agreement in its entirety and not to any specific section or subsection of this Agreement.

15.13 CONTROLLING LAW. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

15.14 Jurisdiction and Process. Each of the parties hereto hereby: (a) consents to submit to the personal jurisdiction of a federal court located in the County of San Diego, City of San Diego or, if such court does not have jurisdiction, any California state court located in such county, with respect to all actions and proceedings arising out of or relating to this Agreement or the transactions contemplated hereby; (b) agrees not to attempt to deny such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that all claims with respect to any such action or proceeding may be heard and determined in such federal or California state court; (d) waives the defense of an inconvenient forum; and (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

15.15 No Third-Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto, including, but not limited to, any Continuing Employee, customer, prospect, supplier, employee, contractor, salesman, agent or representative of Seller.

15.16 Neutral Construction. The parties have negotiated this Agreement and all of the terms and conditions contained in this Agreement in good faith and at arms’ length, and each party has been represented by counsel during such negotiations. No term, condition, or provision contained in this Agreement shall be construed against any party or in favor of any party: (a) because such party or such party’s counsel drafted, revised, commented upon, or did not comment upon, such term, condition, or provision; or (b) because of any presumption as to any inequality of bargaining power between or among the parties. Furthermore, all terms, conditions, and provisions contained in this Agreement shall be construed and interpreted in a manner which is consistent with all other terms, conditions, and provisions contained in this Agreement.

15.17 Negotiated Resolution. Except with respect to disputes arising pursuant to Section 3.3.4 or Section 12.8.2 (which shall be resolved according to the provisions set forth in Section 3.3.4 or Section 12.8.2, respectively), if any dispute arises: (a) out of or relating to, this Agreement or any alleged breach thereof; or (ii) with respect to any of the transactions or events contemplated hereby (a “Dispute”), the party desiring to resolve such Dispute shall deliver a written notice describing such Dispute with reasonable specificity to the other parties (the “Dispute Notice”). If any party delivers a Dispute Notice pursuant to this Section 15.17, or if any Indemnifying Party delivers to any Indemnitee an Indemnification Objection Notice pursuant to Section 14.3, the parties involved in the Dispute shall meet at least twice within the fifteen (15) business day period commencing with the date of the Dispute Notice or the Indemnification Objection Notice (as the case may be) and in good faith shall attempt to resolve such Dispute.

If the Dispute is not resolved pursuant to the above paragraph, the Dispute shall be settled by arbitration conducted in San Diego, California, or such other place as mutually agreed to by the parties, which shall be in accordance with the rules and procedures of Judicial Arbitration and Mediation Services, Inc. (JAMS) then in effect with respect to commercial disputes; provided that discovery shall be limited to depositions and interrogatories, document production and other written discovery. Within thirty (30) days after the giving of a Dispute Notice or the Indemnification Objection Notice (as the case may be), the parties shall agree on the selection of one reputable, disinterested arbitrator from a list of qualified candidates by JAMS having no affiliation with any of the parties. If at the end of such thirty (30) day period, the parties cannot agree on the selection of a neutral arbitrator, then on the application of either party to the dispute, JAMS shall promptly select and appoint an arbitrator from a list of qualified candidates compiled by JAMS having no affiliation with any of the parties to act as the neutral arbitrator. The neutral arbitrator selected shall hear the claim, dispute or controversy in question. The arbitration of such issues, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon all parties. Notwithstanding the foregoing, the arbitrator shall not be authorized to award punitive damages with respect to any such claim or controversy, nor shall any party seek punitive damages relating to any matter under, arising out of or relating to this Agreement in any other forum. Except as otherwise set forth in the Agreement, the cost of any arbitration hereunder, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees involved including reasonable attorneys’ fees incurred by the party determined by the arbitrator to be the prevailing party, shall be paid by the party determined by the arbitrator not to be the prevailing party, or otherwise allocated in an equitable manner as determined by the arbitrator. The parties shall use reasonable efforts to enable the arbitrator to render its decision no later than sixty (60) days after the submission of the Dispute or Indemnification Objection Notice to the arbitrator.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the date first written above.

SELLER:

ASCENSION CAPITAL GROUP, LTD.

By:	ASCENSION CAPITAL MANAGEMENT, L.L.C., its General Partner

By:	/s/ Erich M. Ramsey
Erich M. Ramsey, Chief Executive Officer

BUYER:

ASCENSION ACQUISITION, LP

By:	ACG HOLDING, INC., its General Partner

By:	/s/ J. Brandon Black
Name: J. Brandon Black
Title: President

ENCORE:

ENCORE CAPITAL GROUP, INC.

By:	/s/ J. Brandon Black
Name: J. Brandon Black
Title: President

[Signature Page to Asset Purchase Agreement]

PARTNERS:

ASCENSION CAPITAL MANAGEMENT, L.L.C., General Partner

By:	/s/ Erich M. Ramsey
Erich M. Ramsey, Chief Executive Officer

ERICH M. RAMSEY TRUST

By:	/s/ Erich M. Ramsey
Erich M. Ramsey, Trustee

/s/ Erich M. Ramsey
Erich M. Ramsey

/s/ Leonard R. Oszustowicz
Leonard R. Oszustowicz

/s/ Jeffrey J. Walter
Jeffrey J. Walter

[Signature Page to Asset Purchase Agreement]